Certain identified information has been excluded from this exhibit because it is (i) not material and (ii) the type of information that the registrant treats as private or confidential. Double asterisks denote omission.

Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of August 30, 2024

by and among

EMERGENT BIOSOLUTIONS INC.,

as Borrower,

the Lenders referred to herein,

as Lenders,

and

OHA AGENCY LLC,

as Administrative Agent

2

3

4

5

EXHIBITS
Exhibit A-1	–	Form of Term Loan Note
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Notice of Account Designation
Exhibit D	–	Form of Notice of Prepayment
Exhibit E	–	Form of Notice of Conversion/Continuation
Exhibit F	–	Form of Compliance Certificate
Exhibit G	–	Form of Assignment and Assumption
Exhibit H-1	–	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	–	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	–	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	–	Form of U.S. Tax Compliance Certificate (Foreign Lender Participant Partnerships)
Exhibit I	–	Form of Immaterial Subsidiary Guarantor Termination Notice
Exhibit J	–	Form of Solvency Certificate
Exhibit K	–	Form of Warrant Agreement

SCHEDULES
Schedule 1.1(c)	–	Commitments and Commitment Percentages
Schedule 1.1(d)	–	Prepayment Premium Schedule
Schedule 7.8(b)	–	Existing Liens
Schedule 7.8(c)	–	Owned Real Property
Schedule 7.8(d)	–	Existing Investments
Schedule 7.9	–	Environmental Matters
Schedule 7.13	–	Subsidiaries and Other Equity Investments; Credit Parties
Schedule 8.18	–	Post-Closing Matters
Schedule 9.3	–	Existing Indebtedness
Schedule 9.9	–	Burdensome Agreements

CREDIT AGREEMENT, dated as of August 30, 2024, by and among EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the “Borrower”), the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and OHA AGENCY LLC, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

WHEREAS, the Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Lenders have agreed to extend, a term loan facility to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“2028 Senior Notes” means the 3.875% Senior Notes due 2028, issued by the Borrower.

“ABL Intercreditor” means an Intercreditor Agreement, substantially in the form attached hereto as Exhibit L, by and among Agent, on behalf of itself and the Lenders, the administrative agent, collateral agent, and/or any similar representative acting on behalf of the lenders under a Permitted ABL Facility, on behalf of itself and the lenders under such Permitted ABL Facility and the Credit Parties, as the same may be amended, modified, supplemented, extended, renewed, restated, amended and restated or replaced.

“Account Control Agreements” means each Deposit Account Control Agreement, Securities Account Control Agreement and each other account control agreement, in each case, in form and substance reasonably satisfactory to Administrative Agent.

“Acquired EBITDA” means, with respect to any Person or business acquired pursuant to a Permitted Acquisition for any period, the amount for such period of Consolidated EBITDA of any such Person or business so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith and which shall be factually supported by historical financial statements; provided, that, notwithstanding the foregoing to the contrary, in determining Acquired EBITDA for any Person or business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of the Borrower and its Subsidiaries (a) references to Measurement Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for the Borrower and its Subsidiaries and (b) to the extent the commencement of any such Measurement Period shall occur during a fiscal quarter of such acquired Person or business (such that only a portion of such fiscal quarter shall be included in such Measurement Period), Acquired EBITDA for the portion of such fiscal quarter so included in such Measurement Period shall be deemed to be an amount equal to (x) Acquired EBITDA otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of months of such fiscal quarter included in the relevant Measurement Period and the denominator of which shall be actual months in such fiscal quarter.

“Acquired Interest Charges” means, with respect to any Person or business acquired pursuant to a Permitted Acquisition for any period, the amount for such period of Consolidated Interest Charges of any such Person or business so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith and which shall be factually supported by historical financial statements; provided, that, notwithstanding the foregoing to the contrary, in determining Acquired Interest Charges for any Person or business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of the Borrower and its Subsidiaries (a) references to Measurement Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for the Borrower and its Subsidiaries and (b) to the extent the commencement of any such Measurement Period shall occur during a fiscal quarter of such acquired Person or business (such that only a portion of such fiscal quarter shall be included in such Measurement Period), Acquired Interest Charges for the portion of such fiscal quarter so included in such Measurement Period shall be deemed to be an amount equal to (x) Acquired Interest Charges otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of days of such fiscal quarter included in the relevant Measurement Period and the denominator of which shall be actual days in such fiscal quarter.

“Acquisition” means any transaction consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (x) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger, amalgamation, arrangement or otherwise or (y) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Additional Guarantor Trigger Event” has the meaning assigned thereto in Section 8.12.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means OHA Agency LLC, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned thereto in Section 12.1(e).

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Credit Party or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party or its Subsidiaries related to terrorism financing, money laundering and “know your client” laws including any applicable provision of the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means (i) 7.25% per annum with respect to Base Rate Loans and (ii) 8.25% per annum with respect to Term SOFR Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.8(c)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00% per annum.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a). All Base Rate Loans shall be denominated in Dollars.

“Benchmark” means, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.8(c)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System (or any successor), the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.8(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended from time to time, and the regulations promulgated thereunder.

“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

“Borrower Materials” has the meaning assigned thereto in Section 8.2.

“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed.

“Canadian Collateral Agreement” means the Canadian Collateral Agreement of even date herewith executed by each Canadian Guarantor in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance reasonably acceptable to the Administrative Agent.

“Canadian Guarantor” means any Guarantor that is a Canadian Subsidiary.

“Canadian Pension Plan” means a “registered pension plan”, as defined in subsection 248(1) of the ITA.

“Canadian Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of Canada or any province or territory thereof.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than (x) Liens created under the Collateral Documents and (y) to the extent incurred in the ordinary course of business and not securing any Indebtedness, customary Liens (including rights of setoff) of banking institutions arising as a matter of law with respect to deposits maintained with such Person):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Casualty Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended from time to time, and the regulations promulgated thereunder.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means (a) a Foreign Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, or (b) at the election of the Borrower, any Domestic Subsidiary substantially all the assets of which consist of Equity Interests in Foreign Subsidiaries that constitute CFCs (other than Emergent International Inc., a Delaware corporation, which shall not constitute a CFC under this clause (b)).

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Collateral Documents.

“Collateral Agreement” means the Collateral Agreement of even date herewith executed by the Credit Parties as of the Closing Date (other than any Canadian Subsidiary) in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance reasonably acceptable to the Administrative Agent and includes any joinder to the Collateral Agreement delivered pursuant to Section 8.21.

“Collateral Documents” means the collective reference to the Collateral Agreement, the Canadian Collateral Agreement, the Irish Collateral Agreements, and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest to the Administrative Agent or its agent in any Property or assets securing the Secured Obligations.

“Commitment Percentage” means, as to any Lender, such Lender’s Term Loan Percentage.

“Commitments” means, collectively, as to all Lenders, the Term Loan Commitments of such Lenders.

“Common Stock” has the meaning ascribed to such term on Schedule 8.18.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“Conforming Changes” means, with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.9 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents) in consultation with the Borrower.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any Measurement Period, for the Borrower and its Subsidiaries on a Consolidated basis, an amount equal to:

(a) Consolidated Net Income for such period plus

(b) without duplication, the sum of following to the extent deducted in calculating such Consolidated Net Income (other than as set forth in clause (vi)(E)) in accordance with GAAP for such period:

(i) Consolidated Interest Charges for such period;

(ii) the provision for federal, state, provincial, territorial, local and foreign income Taxes payable by the Borrower and its Subsidiaries;

(iii) depreciation and amortization expense;

(iv) other non-cash expenses, excluding any non-cash expense that represents an accrual for a cash expense to be taken in a future period and any non-cash expense that relates to the write-down or write-off of accounts receivable or inventory;

(v) all transaction fees, charges and other amounts related to the Transactions and any amendment or other modification to the Loan Documents, in each case to the extent paid within six (6) months of the Closing Date or the effectiveness of such amendment or other modification;

(vi) (A) costs and expenses in connection with any Acquisitions (including, without limitation, any financing fees, merger, amalgamation, arrangement and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), whether or not consummated, (B) other unusual and non-recurring cash expenses or charges, (C) to the extent incurred in connection with a Permitted Acquisition, one-time non-recurring severance charges incurred within twelve (12) months of such Permitted Acquisition, (D) cash restructuring charges with respect to Permitted Acquisitions or otherwise and (E) synergies, operating expense reductions and other net cost savings and integration costs projected by the Borrower in connection with Permitted Acquisitions that have been consummated during the applicable Measurement Period (calculated on a pro forma basis as though such synergies, expense reductions and cost savings had been realized on the first day of the period for which consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (i) such synergies, expense reductions and cost savings are reasonably identifiable, factually supportable, expected to have a continuing impact on the operations of the Borrower and its subsidiaries and have been determined by the Borrower in good faith to be reasonably anticipated to be realizable within 12 months following any such Permitted Acquisition as set forth in reasonable detail on a certificate of a responsible officer of the Borrower delivered to the Administrative Agent and (ii) no such amounts shall be added pursuant to this clause to the extent duplicative of any expenses or charges otherwise added to consolidated EBITDA, whether through a pro forma adjustment or otherwise;

(vii) to the extent covered by insurance and actually reimbursed, expenses with respect to liability or casualty events or business interruption;

(viii) any net after Tax effect of loss for such period attributable to the early extinguishment of any Hedge Agreement; minus

(c) without duplication, the following to the extent included in calculating such Consolidated Net Income:

(i) federal, state, provincial, territorial, local and foreign income Tax credits of the Borrower and its Subsidiaries for such period;

(ii) all non-cash items increasing Consolidated Net Income for such period;

(iii) any net after-Tax effect of income for such period attributable to the early extinguishment of any Hedge Agreement; and

(iv) any cash expense made during such period which represents the reversal of any non-cash expense that was added in a prior period pursuant to clause (b)(iv) above.

Notwithstanding the foregoing to the contrary, (w) the aggregate amount added pursuant to clauses (b)(vi) contained in this definition above for any period shall in no event exceed, 15% of Consolidated EBITDA for such period (calculated prior to any such add-backs pursuant to clauses (b)(vi)), provided, that actions the Borrower has already publicly announced its intention to undertake and future actions related to non-core business lines or restructuring of existing business lines shall not be subject to the cap set forth in this clause (w), (x) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) in connection with a Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Subsidiary, based on the actual Acquired EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition or conversion), (y) there shall be excluded in determining Consolidated EBITDA for any period, without duplication, the Disposed EBITDA of any Person or business, or attributable to any property or asset, Disposed of by the Borrower or any Subsidiary during such period, based on the Disposed EBITDA of such Disposed entity or business or discontinued operations for such period (including the portion thereof occurring prior to such Disposition or discontinuation) and (z) Consolidated EBITDA for the fiscal quarters ended September 30, 2023, December 31, 2023, March 31, 2024 and June 30, 2024 is $25,870,000, $8,980,000, $74,930,000 and $7,320,000, respectively.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under standby letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments (in the case of surety bonds and similar instruments, to the extent included as a liability on the Consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP), (d) all obligations in respect of the deferred purchase price of property or services (including, without limitation, in the form of earnouts, milestones and other contingent payment obligations to the extent included as a liability on the Consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP) (other than trade accounts payable in the ordinary course of business), provided that royalties (and other contingent payment obligations in the nature of a royalty payment (including those calculated based on a percentage of sales)) shall only be included in “Consolidated Funded Indebtedness” to the extent such liability exceeds the corresponding intangible item included on the Consolidated balance sheet of the Borrower and its Subsidiaries, provided that any such corresponding intangible item shall be discernible and reasonably identifiable, (e) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Gross Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date, to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Interest Charges” means, for any Measurement Period, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (excluding customary arrangement, upfront, administrative agency and amendment fees (in each case, to the extent not in the nature of interest charges) incurred in connection with the Credit Facility) and (b) the portion of rent expense of the Borrower and its Subsidiaries under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a Consolidated basis for such Measurement Period. Notwithstanding the foregoing, during any Measurement Period in which any Permitted Acquisition is consummated (x) Consolidated Interest Charges for such Measurement Period shall be calculated on a pro forma basis as if such Permitted Acquisition had been consummated on the first day of such Measurement Period and (y) there shall be included in determining the Consolidated Interest Charges for such period, without duplication, the Acquired Interest Charges of any Person or business, or attributable to any property or asset, acquired by the Borrower or any Subsidiary during such period (but not the Acquired Interest Charges of any related Person or business or any Acquired Interest Charges attributable to any assets or property, in each case to the extent not so acquired) in connection with such Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Subsidiary, based on the actual Acquired Interest Charges of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition or conversion).

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, determined in accordance with GAAP; provided that Consolidated Net Income shall exclude (a) non-cash extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Applicable Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the net amount of cash actually received by the Borrower or a Subsidiary from such Person during such Measurement Period as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Consolidated Tangible Assets” means, at any time, the total assets of the Borrower and its Subsidiaries determined on a Consolidated basis at such time less the amount of all intangible assets at such time, including, without limitation, all goodwill, customer lists, franchises, licenses, Intellectual Property, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Party” has the meaning assigned thereto in Section 12.26(a).

“Credit Facility” means the Term Loan Facility.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, the BIA, the CCAA, and the Winding-up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada (or any province or territory thereof) or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of the Term Loans required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state, provincial, territorial or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Administrative Agent: (i) establishing the Administrative Agent’s “control” (as such term is defined in Section 9-104 of the UCC) with respect to, or otherwise perfecting (in any comparable manner with respect to any non-U.S. jurisdiction) the Administrative Agent’s Lien on, any deposit account; or (ii) as may be requested by the Administrative Agent with request to any deposit accounts maintained in a Canadian jurisdiction.

“Disposed EBITDA” shall mean, with respect to any Person or business Disposed of for any period, the amount for such period of Consolidated EBITDA of any such Person or business so Disposed (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction, or with respect to Intellectual Property, the lapse or abandonment of any registered Intellectual Property) of any property by any Person, including by a division of a limited liability company, and including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition or pursuant to any agreement, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or may be convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred eighty (180) days after the latest scheduled maturity date of the Loans and Commitments; provided that Equity Interests issued pursuant to a plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Effective Yield” means, with respect to any Indebtedness, as of any date of determination, the sum of (i) the higher of (A) the Term SOFR Rate (or other applicable similar rate) on such date for a deposit in Dollars with a maturity of one month and (B) the Term SOFR Rate rate “floor,” if any, with respect thereto as of such date, (ii) the Applicable Margin (or other applicable margin) as of such date for Term SOFR Loans (or other loans that accrue interest by reference to a similar reference rate) and (iii) the amount of original issue discount and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount), but excluding the effect of any arrangement, commitment, structuring, underwriting, ticking, unused line, amendment, syndication and/or other fees payable in connection therewith that are not shared generally with all lenders or holders of such Indebtedness; provided, that the amounts set forth in clauses (i) and (ii) above for any term loans that are not incurred under this Agreement shall be based on the stated interest rate basis for such term loans.

“EI/Adapt Intercompany Loan” has the meaning assigned thereto in Section 9.3(y).

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.9(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.

“Environmental Laws” means all federal, state, provincial, territorial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions to the extent relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned thereto in Section 11.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 11.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 11.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any CFC, (c) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary that is a CFC or (d) each other Subsidiary with respect to which, the Borrower and the Administrative Agent (acting in its reasonable discretion) agree that (i) the cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (ii) a guarantee of the Obligations to be provided could reasonably be expected to result in a material adverse Tax consequence for the Borrower and its Subsidiaries, taken as a whole, as confirmed by the Administrative Agent at the direction of the Required Lenders.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the Loan or Commitment or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g), (d) any Canadian federal withholding Taxes arising as a result of (A) the Recipient not dealing at arm’s length (for the purposes of the ITA) with the Borrower, (B) the Recipient being a “specified non-resident shareholder” (as defined in subsection 18(5) of the ITA) of the Borrower or not dealing at arm’s length (for the purposes of the ITA) with a “specified shareholder” of the Borrower, or (C) the Borrower being a “specified entity” (as defined in subsection 18.4(1) of the ITA) in respect of the Recipient (except, in each of the foregoing cases (A), (B) and (C), where any such (x) the non-arm’s length relationship, (y) the Recipient being a specified non-resident shareholder, or (z) the Borrower being a “specified entity” in respect of the Recipient, as applicable, arises in connection with or as a result of any Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, sold or assigned an interest in any Loan Document or Warrant Agreement, or engaged in any other transaction pursuant to or enforced any rights under any Loan Document or Warrant Agreement), and (e) any United States federal withholding Taxes imposed under FATCA.

“Extensions of Credit” means, as to any Lender at any time, (a) the aggregate principal amount of Term Loans, if any, made by such Lender then outstanding, or (b) the making of any Loan by such Lender, as the context requires.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDA” means the U.S. Food and Drug Administration (or analogous foreign, state, provincial, territorial or local Governmental Authority) and any successor thereto.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Floor” means (i) from the Closing Date through and including the second anniversary of the Closing Date, a rate of interest equal 2.00% and (ii) after the second anniversary of the Closing Date, a rate of interest equal to 3.00%.

“Foreign Government Scheme or Arrangement” has the meaning assigned thereto in Section 7.12(d).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” has the meaning assigned thereto in Section 7.12(d).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Furnished Property” has the meaning assigned thereto in Section 7.8(a).

“Governmental Authority” means the government of the United States, Canada, Ireland or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuming in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).

“Guarantors” means, collectively, the Subsidiaries of the Borrower (other than an Excluded Subsidiary) listed on Part (c) of Schedule 7.13 that is identified as a “Guarantor” and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 8.12. The Guarantors as of the Closing Date are listed on Part (c) of Schedule 7.13.

“Guaranty Agreement” means, collectively, (a) the Guaranty Agreement of even date herewith made by the Guarantors (as of the Closing Date) and the Borrower in favor of the Administrative Agent for the benefit of the Secured Parties and (b) each other guaranty and guaranty supplement delivered pursuant to Section 8.12 or Section 8.21.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that (a) together with its Subsidiaries, (i) contributed less than five percent (5%) of the total revenues of the Borrower and its Subsidiaries, on a Consolidated basis, during the most recent Measurement Period, and (ii) as of any applicable date of determination has assets that constitute less than five percent (5%) of the aggregate net book value of the assets of the Borrower and its Subsidiaries, on a Consolidated basis (each of which calculations, for any Immaterial Subsidiary organized or acquired since the end of such period or such date, as the case may be, shall be determined on a pro forma basis as if such Subsidiary were in existence or acquired on such date), (b) does not own any other Subsidiaries (other than Excluded Subsidiaries) and (c) has been designated as such on Schedule 7.13 (as supplemented from time to time pursuant to the terms hereof) or by the Borrower in a written notice delivered to the Administrative Agent (other than any such Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent). Notwithstanding the foregoing, in no event shall any Subsidiary be designated as an Immaterial Subsidiary if it (x) is an obligor or guarantor of (i) any unsecured Indebtedness with an aggregate principal amount in excess of the Threshold Amount or (ii) any Subject Indebtedness, (y) owns, or has the right to use through a license, Intellectual Property material to the operation of the Borrower and its Subsidiaries or (z) owns the Equity Interests of a Subsidiary that is not an Immaterial Subsidiary.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments (excluding letters of credit issued in respect of trade payables);

(c) net obligations of such Person under any Hedge Agreement;

(d) all obligations of such Person to pay the deferred purchase price (including, without limitation, in the form of earnouts, milestones and other contingent payment obligations but not until such obligations become a liability on the consolidated balance sheet of such Person in accordance with GAAP) of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person in respect of Disqualified Equity Interests of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, in each case to the extent required to be included as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person (x) shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and (y) shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) endorsements of checks or drafts arising in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 12.3(b).

“Information” has the meaning assigned thereto in Section 12.10.

“Interest Payment Date” means (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Term Loan Maturity Date and (b) as to any Term SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period; provided, that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day and the Term Loan Maturity Date.

“Interest Period” means, as to any Term SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a) the Interest Period shall commence on the date of advance of or conversion to any Term SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period shall extend beyond the Term Loan Maturity Date, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9; and

(e) no tenor that has been removed from this definition pursuant to Section 5.8(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.

“Investment” means, with respect to any Person, that such Person (a) purchases, owns, invests in or otherwise acquires (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness, any going business or substantially all of the assets of any other Person (or a division thereof) or any other investment or interest whatsoever in any other Person, (b) makes any Acquisition or (c) makes or permits to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“Investment Policy” means the investment policy of the Borrower and its Subsidiaries as of the Closing Date, as the same may be amended or otherwise modified from time to time; provided, that such investment policy is (i) substantially similar to the investment policy in effect as of the Closing Date or (ii) otherwise reasonably approved by the Administrative Agent at the direction of the Required Lenders.

“Intellectual Property” has the meaning set forth in the Collateral Agreement.

“Irish Collateral Agreements” means the (a) Irish Law Debenture; and (b) Irish Law Share Charge.

“Irish Companies Act” means the Companies Act 2014 (as amended) of Ireland.

“Irish Guarantor” means any Guarantor that is an Irish Subsidiary.

“Irish Law Debenture” means that certain Irish law debenture among each Irish Guarantor who is party thereto from time to time, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance reasonably acceptable to the Administrative Agent.

“Irish Law Share Charge” means the share charge agreement(s) in respect of the capital stock of Irish Newco Subsidiary among the pledgor(s) named therein, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance reasonably acceptable to the Administrative Agent.

“Irish Newco Subsidiary” means Emergent Acquisition Unlimited Company (previously Emergent Acquisition Limited) an Irish private unlimited company with company number 634369, an indirect foreign subsidiary of the Borrower.

“Irish Newco/Adapt Intercompany Loan” has the meaning assigned thereto in Section 9.3(w).

“Irish Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of Ireland.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“ITA” means Income Tax Act (Canada), as amended from time to time.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, license, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement relating to such asset.

“Liquidity” means, at any time, the sum of (a) unused and available commitments under any Permitted ABL Facility, less any reserves, holdbacks, or similar restrictions specified therein, plus (b) all Unrestricted Cash and Cash Equivalents.

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted under this Agreement that is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan Documents” means, collectively, this Agreement, each Term Loan Note, the Guaranty Agreement, the Collateral Documents and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby and designated as a “Loan Document”. For the avoidance of doubt, the Warrant Agreement will not be a Loan Document.

“Loans” means the collective reference to the Term Loans, and “Loan” means any of such Loans.

“Make-Whole Premium” means, upon any repayment or prepayment of principal of the Term Loans, an amount equal to the sum of the present value as of such date of all interest payments that would have accrued in respect of such principal from the date of such prepayment through the first anniversary of the Closing Date, computed on the basis of actual days elapsed over a year of 360 days and using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points. For purposes of this definition, “Treasury Rate” means the rate per annum equal to the yield to maturity at the time of computation of the United States Treasury securities with a constant maturity as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519) that has become publicly available at least two Business Days prior to such time (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from such date of prepayment to the first anniversary of the Closing Date; provided, however, that if the period from such date of prepayment to the first anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Material Adverse Effect” means (a) a material adverse effect on the operations, business assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Credit Party to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to the Borrower and its Subsidiaries, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $150,000,000 or more in any year.

“Material Intellectual Property” means any Intellectual Property that is owned by a Credit Party and material to the business of the Borrower or any of its Subsidiaries as currently conducted or as reasonably expected to be conducted, or is otherwise of material value.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any Employee Benefit Plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means (a) with respect to each Disposition and Casualty Event, the gross cash proceeds received by the Borrower or any of its Subsidiaries in respect of such event (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) net of the sum of (i) all fees and expenses incurred in connection with such event by the Borrower or any of its Subsidiaries, (ii) the amount of all payments required to be made by the Borrower or any of its Subsidiaries as a result of such event to repay indebtedness secured by such assets, (iii) the amount of all Taxes paid (or reasonably estimated by the Borrower to be payable; provided that, if such estimated Taxes exceed the amount of actual Taxes required to be paid in cash in respect of such event, the amount of such excess shall constitute Net Cash Proceeds) by the Borrower or any of its Subsidiaries in connection with such event, and (iv) the amount of any reserves established by the Borrower or any of its Subsidiaries in accordance with GAAP to fund purchase price adjustments, indemnification and similar contingent liabilities, the amount of which are reasonably ascertainable on or prior to the consummation of such event; provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds and (b) with respect to the incurrence of Indebtedness by the Borrower or any of its Subsidiaries not permitted pursuant to Section 9.3, the cash proceeds received by the Borrower or any of its Subsidiaries from such incurrence, net of all fees and expenses incurred in connection with such event by the Borrower or any of its Subsidiaries, including attorneys’ fees, investment banking fees, accountants’ fees and underwriting discounts and commissions.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (b) has been approved by the Required Lenders.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.

“Notice of Account Designation” means a notice substantially in the form attached as Exhibit C.

“Notice of Borrowing” means a notice substantially in the form attached as Exhibit B.

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” means a notice substantially in the form attached as Exhibit D.

“Notices of Grant of Security Interest in Intellectual Property” has the meaning set forth in the Collateral Agreement.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans and (b) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Loan of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OHA Agency” means OHA Agency LLC.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation, articles and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions.

“Participant” has the meaning assigned thereto in Section 12.9(d).

“Participant Register” has the meaning assigned thereto in Section 12.9(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Paul Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP.

“Payment Recipient” has the meaning assigned thereto in Section 11.11(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan), that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is covered by Title IV of ERISA and is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” has the meaning assigned thereto in Section 9.2(g).

“Permitted ABL Facility” means an asset-backed revolving facility in an amount no greater than $125,000,000 of aggregate commitments at any time, in form and substance reasonably acceptable to Agent (at the direction of the Required Lenders); provided, that (i) no Subsidiary that is not a Credit Party shall be an obligor in respect of such facility, (ii) the lender or lenders under such facility shall be commercial banks or other financial institutions acceptable to the Agent (at the direction of the Required Lenders), (iii) if such facility is secured, (x) such facility shall not be secured by any Lien on any assets of any Subsidiary other than assets that constitute Collateral hereunder and (y) such liens shall not be senior to the Liens securing the Collateral hereunder, and (iv) the administrative agent, collateral agent, and/or any similar representative acting on behalf of the lenders under such facility shall execute (x) the ABL Intercreditor or (y) an intercreditor agreement, in each case in form and substance acceptable to Agent (at the direction of the Required Lenders).

“Permitted Liens” means the Liens permitted pursuant to Section 9.1.

“Permitted Refinancing” means a refinancing, refunding, renewal or extension of Indebtedness (the Indebtedness incurred thereby, “Refinancing Indebtedness”) whereby (i) the amount of such Indebtedness is not increased (unless otherwise permitted under Section 9.3) at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, (ii) the obligors with respect thereto are not changed (and no new obligor is added or replaced unless such obligor is a guarantor under this Agreement) as a result of or in connection with such refinancing, refunding, renewal or extension, (iii) the final maturity date and weighted average life to maturity of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension, (iv) if the Indebtedness being refinanced is subordinated to any other Indebtedness or unsecured, the Refinancing Indebtedness shall remain equivalently subordinated or unsecured, as applicable, and (v) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such Refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no more restrictive in any material respect to any of the Credit Parties and are no less favorable to the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such Refinancing Indebtedness does not exceed the then-applicable market interest rate, and (vi) such Indebtedness may not be provided by the Borrower or any Subsidiary of the Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time, and the regulations promulgated thereunder; provided that if the attachment, perfection or priority of the Administrative Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, “PPSA” shall mean those personal property laws in such other jurisdiction in Canada for the purpose of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prepayment Premium” means (i) from the Closing Date through and including the first anniversary of the Closing Date, an amount equal 4.00% of the principal amount repaid or prepaid plus the Make-Whole Premium and (ii) after the first anniversary of the Closing Date, an amount equal 4.00% of the principal amount repaid or prepaid, which percentage shall be reduced by 0.25% as set forth on Schedule 1.1(d).

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lenders” has the meaning assigned thereto in Section 8.2.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Refinancing Indebtedness” has the meaning ascribed to such term in the definition of Permitted Refinancing.

“Register” has the meaning assigned thereto in Section 12.9(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned thereto in Section 11.6(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposure representing more than 50% of the Total Credit Exposure of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning assigned thereto in Section 11.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, manager or executive manager (in the case of any limited liability company), treasurer, assistant treasurer or controller of a Credit Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 6.1, the secretary or any assistant secretary of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, Cuba, Iran, North Korea, Syria, Venezuela, Crimea, and the so-called People’s Republics of Donetsk and Luhansk).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, except to the extent licensed or otherwise approved and not prohibited by the applicable authority imposing such Sanctions, or (c) any Person owned or Controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s).

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, the Government of Canada or other relevant sanctions authority with jurisdiction over any Lender, the Borrower or any of its Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means, collectively, the Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Securities Account Control Agreement” shall mean an agreement substantially in form and substance reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s “control” (as such term is defined in Section 9-104 of the UCC) with respect to, or otherwise perfecting (in any comparable manner as required under the laws of any applicable non-U.S. jurisdiction) the Administrative Agent’s Lien on, any securities account.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).

“Senior Notes Indenture” means that certain Indenture, dated as of August 7, 2020, by and among the Borrower, the Guarantors party thereto, and U.S. Bank National Association, as trustee.

“Senior Notes Maturity Date” means to the extent the 2028 Senior Notes remain outstanding, August 15, 2028.

“Social Security Act” means the Social Security Act of 1965.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Permitted Disposition” means all real property, equipment, and assets (for the avoidance of doubt, not including any Intellectual Property), including physical assets associated with the below but housed in another storage location and other assets sold in connection therewith, for the following:

**

“Specified Representations” means the representations and warranties set forth in Section 7.1(a), Section 7.1(b)(ii) and Section 7.2(a) (in each case with respect to Sections 7.1(a), 7.1(b)(ii) and 7.2(a), relating to the entering into and performance of the Loan Documents and the incurrence of the Term Loan), Section 7.4, Section 7.14, Section 7.18, Section 7.19 (as of the Closing Date and after giving effect to the Transactions) and Section 7.21.

“Subject Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is (i) contractually subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, (ii) if secured, subordinated in lien priority, whether contractually or by operation of law, (iii) the 2028 Senior Notes, or (iv) other unsecured Indebtedness.

“Subscription Agreement” means that certain Subscription Agreement, dated as of the date hereof, by and between the Borrower and each Subscriber (as defined therein) party thereto.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means (a) as to any Term Loan Lender, the obligation of such Term Loan Lender to make a portion of the Term Loan to the account of the Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(c), as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make such Term Loans. The aggregate Term Loan Commitment with respect to the Term Loan of all Term Loan Lenders on the Closing Date shall be $250,000,000. The Term Loan Commitment of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Term Loan Lender on Schedule 1.1(c).

“Term Loan” means the term loan made, or to be made, to the Borrower by the Term Loan Lenders on the Closing Date pursuant to Section 4.1.

“Term Loan Facility” means the term loan facility established pursuant to Article IV.

“Term Loan Lender” means any Lender with a Term Loan Commitment and/or outstanding Term Loans.

“Term Loan Maturity Date” means the first to occur of (a) August 30, 2029, (b) the date of acceleration of the Term Loans pursuant to Section 10.2(a), or (c) solely to the extent the aggregate principal amount of 2028 Senior Notes exceeds $25,000,000, the date that is three (3) months prior to the Senior Notes Maturity Date.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, with respect to any Term Loan Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Term Loan Lender’s Term Loans. The Term Loan Percentage of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(c).

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) Business Days prior to such Base Rate Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan that bears interest at a rate based on Adjusted Term SOFR other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $25,000,000.

“Total Credit Exposure” means, as to any Lender at any time the outstanding Term Loans of such Lender at such time.

“Transactions” means, collectively, (a) the refinancing of certain indebtedness of the Borrower and its Subsidiaries, (b) the initial Extensions of Credit, and (c) the payment of fees, commissions, transaction costs and expenses incurred in connection with each of the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uninsured Liabilities” shall mean any losses, damages, costs, expenses and/or, liabilities (including any losses, damages, costs, expenses or liabilities resulting from property damage or casualty, general liability, workers’ compensation claims and business interruption) incurred by the Borrower or any Subsidiary which are not covered by insurance, but with respect to which insurance coverage is commercially available in the ordinary course of business to Persons engaged in the same or similar business as the Borrower and its Subsidiaries.

“United States” means the United States of America.

“Unrestricted Cash and Cash Equivalents” means, as of any date of determination, the sum of 100% of all cash and Cash Equivalents held by the Borrower and its Subsidiaries in deposit accounts or securities accounts located within the United States and located outside of the United States, in each case that are unrestricted and not subject to any Lien (other than a Lien in favor of the Administrative Agent or a Lien permitted under Section 9.1(l)).

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g).

“Warrant Agreement” means that certain Warrant Agreement, dated as of the date hereof, by and among, the Borrower and Broadridge Corporate Issuer Solutions LLC, a Delaware corporation, as warrant agent, in the form attached hereto as Exhibit K.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means the Borrower, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

SECTION 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(b), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further that (A) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Leases in the financial statements and (B) all financial statements delivered to the Administrative Agent hereunder shall contain a schedule showing the modifications necessary to reconcile the adjustments made pursuant to clause (A) above with such financial statements.

(c) Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect. Notwithstanding the foregoing, and where the context so requires, (i) any term defined in this Agreement by reference to the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the Personal Property Security Act of each applicable province of Canada, the Civil Code of Quebec and the regulation respecting the register of personal and movable real rights promulgated thereunder, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Administrative Agent, (ii) all references in this Agreement to “Article 8” shall be deemed to refer also to applicable Canadian securities transfer laws and an Act Representing the Transfer of Securities and the Establishment of Security Entitlements (Quebec)), (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, (v) all references to the United States of America, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Canada, or to any subdivision, department, agency or instrumentality thereof, and (vi) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal, provincial and territorial securities laws in Canada.

SECTION 1.5 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the BIA, the CCAA, the Winding-up and Restructuring Act (Canada), the Code, the ITA, the Interest Act (Canada), the Criminal Code (Canada), the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Securities Act, the UCC, the PPSA, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8 [Reserved].

SECTION 1.9 Guarantees/Earn Outs. Unless otherwise specified, (a) the amount of any Guarantee shall be the lesser of the amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee and (b) the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.

SECTION 1.10 Guarantee Limitations: Ireland. In respect of an Irish Guarantor, the obligations and liabilities of such Irish Guarantor under this Agreement or any other Loan Document do not extend to include any obligation or liability to the extent that doing so would constitute unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act or any equivalent and applicable provisions under the laws of any other jurisdiction of any other Credit Party.

SECTION 1.11 Irish Terms. In each Loan Document, where it relates to an Irish Guarantor, Irish law or a document governed by Irish law, a reference to:

(a) “inability to pay its debts” (or any analogous wording) includes inability to pay its debts within the meaning of Section 509(3) or Section 570 of the Irish Companies Act; and

(b) an “examiner” has the meaning given to that term in section 508 of the Irish Companies Act and “examinership” shall be construed in accordance with the Irish Companies Act.

SECTION 1.12 [Reserved].

SECTION 1.13 [Reserved].

SECTION 1.14 Limited Condition Acquisitions. In the event that the Borrower notifies the Administrative Agent in writing that any proposed Acquisition is a Limited Condition Acquisition and that the Borrower wishes to test the conditions to such Acquisition and the incurrence and availability of the Indebtedness that is to be used to finance such Acquisition in accordance with this Section, then the following provisions shall apply notwithstanding anything to the contrary in this Agreement or any other Loan Documents:

(a) any condition to such Acquisition or the incurrence or availability of such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Acquisition or the incurrence or initial availability of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or other acquisition agreement governing such Acquisition and (ii) no Event of Default under any of Sections 10.1(a) or 10.1(f) shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith (including such additional Indebtedness);

(b) [reserved];

(c) any financial ratio test or condition, may upon the written election of the Borrower delivered to the Administrative Agent prior to the execution of the definitive agreement for such Acquisition, be tested either (i) upon the execution of the definitive agreement with respect to such Limited Condition Acquisition or (ii) upon the consummation of the Limited Condition Acquisition and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a pro forma basis; provided that the failure to deliver a notice under this Section 1.14(c) prior to the date of execution of the definitive agreement for such Limited Condition Acquisition shall be deemed an election to test the applicable financial ratio under subclause (ii) of this Section 1.14(c); and

(d) if the Borrower has made an election with respect to any Limited Condition Acquisition to test a financial ratio test or condition at the time specified in clause (c)(i) of this Section, then, except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant date of execution of the definitive agreement with respect to such Limited Condition Acquisition and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be required to be satisfied (x) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (y) assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Margin and determining whether or not the Borrower is in compliance with the requirements of Section 9.11 shall, in each case be calculated assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Acquisitions such that each of the possible scenarios is separately tested.

SECTION 1.15 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.8(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.16 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

INVESTMENT UNIT ALLOCATION

SECTION 2.1 Warrants; Investment Unit Allocation. Each Credit Party and each Lender hereby agree for U.S. federal and applicable state and local income Tax purposes (i) that the Term Loan Common Stock (as defined in the Subscription Agreement) and the Warrants (as defined below), taken together, comprise an “investment unit” for purposes of Section 1273(c)(2) of the Code and Treas. Reg. Section 1.1273-2(h), (ii) to allocate the issue price of such investment unit among the Term Loan, the Common Shares, and the Warrants in proportion to their fair market value as of the Closing Date, in accordance with Treasury Regulations Section 1.1273-2(h), and (iii) the fair market value of the Common Shares and the Warrants at the time of the issuance thereof shall be treated as additional discount on the Term Loans. The Administrative Agent shall determine in good faith the fair market value of the Common Shares and the Warrants for purposes of allocating the issue price of the investment unit between the Term Loan, the Common Shares, and the Warrants, as described in clause (ii) above, notice of which shall be provided in writing to the Borrower within fifteen (15) Business Days after the date hereof; provided, however, that if the Borrower objects in writing to the fair market value as determined by the Administrative Agent within ten (10) Business Days after the Administrative Agent gives written notice thereof, the parties shall negotiate in good faith to resolve any disagreements. The fees and expenses of such appraiser shall be paid by the Borrower. Each of the Administrative Agent, the Credit Parties and each Lender hereby agree to file all Tax returns in a manner consistent with, and take no action or position inconsistent with, this Article II unless otherwise required by a good faith resolution of a Tax audit or other Tax proceeding or a change in Applicable Law after the date hereof.

ARTICLE III

[RESERVED]

ARTICLE IV

TERM LOAN FACILITY

SECTION 4.1 Term Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Term Loan Lender severally agrees to make the Term Loan to the Borrower in Dollars on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.

SECTION 4.2 Procedure for Advance of Term Loan.

(a) Term Loan. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. on the Closing Date requesting that the Term Loan Lenders make the Term Loan. Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 1:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in Same Day Funds in Dollars, the amount of such Term Loan to be made by such Term Loan Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loan in Same Day Funds in Dollars by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

(b) [Reserved].

SECTION 4.3 Repayment of Term Loans. The Borrower shall repay the Term Loans, if not sooner paid, in full, together with accrued interest thereon, on the Term Loan Maturity Date.

SECTION 4.4 Prepayments of Term Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time, subject to payment in full of the applicable Prepayment Premium on the principal amount so repaid and further subject to Section 5.9, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m. (i) in the case of Base Rate Loans, one (1) Business Day before the proposed prepayment or (ii) in the case of Term SOFR Loans, three (3) Business Days before the proposed prepayment, in each case specifying the date and amount of prepayment, whether the prepayment is of Term SOFR Loans or Base Rate Loans or a combination thereof, and if of a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied as directed by the Borrower (or in the absence of such direction, in direct order of maturity) to the outstanding principal installments of the Term Loan. Each repayment shall be accompanied by payment of the applicable Prepayment Premium and any amount required to be paid pursuant to Section 5.9 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Term Loan Lenders of each Notice of Prepayment. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(b) Mandatory Prepayments.

(i) Debt Issuances. The Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in clause (iv) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any incurrence of Indebtedness by the Borrower or any of its Subsidiaries not otherwise permitted pursuant to Section 9.3. Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such incurrence of Indebtedness.

(ii) Dispositions and Casualty Events. The Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in clause (vi) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from (A) any Disposition by the Borrower or any of its Subsidiaries (other than any Disposition permitted pursuant to Section 9.5(p); provided, that, with respect to such Dispositions occurring from and after the Closing Date, no such mandatory principal prepayment shall be required unless the aggregate Net Cash Proceeds received from such Dispositions exceeds $10,000,000 in the aggregate per Fiscal Year or, on a per transaction basis, exceeds $5,000,000 or (B) any Casualty Event. Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds; provided that the Borrower shall not be required to make any such prepayment in connection with any Disposition or Casualty Event by a direct or indirect Foreign Subsidiary of the Borrower or a Domestic Subsidiary of any Foreign Subsidiary of the Borrower to the extent that and for so long as the application of such proceeds would (i) be prohibited by Applicable Law (and the Borrower hereby agrees to, and to cause the applicable Foreign Subsidiary or Domestic Subsidiary to, promptly take all actions reasonably required by Applicable Law to permit such application) or (ii) result in material adverse Tax consequences to the Borrower and its Subsidiaries, as determined in good faith by the Borrower (taking into account any foreign Tax credit or benefit that would be actually realized in connection with the repatriation of such funds); provided further that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.4(b)(ii) with respect to such portion of such Net Cash Proceeds from any Casualty Event that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 4.4(b)(iii). Mandatory principal prepayments made pursuant to this Section 4.4(b)(ii) in excess of $50,000,000 in the aggregate in any Fiscal Year shall be subject to payment in full of the applicable Prepayment Premium on the principal amount so repaid.

(iii) Reinvestment Option. With respect to any Net Cash Proceeds realized or received with respect to any Disposition or any Casualty Event by the Borrower or any of its Subsidiaries (in each case, to the extent not excluded pursuant to Section 4.4(b)(ii)), and so long as no Event of Default shall have occurred and be continuing, at the option of the Borrower, the Borrower or such Subsidiary may (subject to the last sentence of this Section 4.4(b)(iii)) reinvest all or any portion of such Net Cash Proceeds in assets used or useful for the business of the Borrower and its Subsidiaries within (x) twelve (12) months following receipt of such Net Cash Proceeds; provided, that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within three (3) Business Days after the Borrower or such Subsidiary reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 4.4(b); provided, further that any Net Cash Proceeds relating to a Credit Party shall be reinvested in the assets of a Credit Party. Pending the final application of any such Net Cash Proceeds, the Borrower or any such Subsidiary may invest an amount equal to such Net Cash Proceeds in any manner that is not prohibited by this Agreement. Notwithstanding the foregoing, neither the Borrower nor any of its Subsidiaries may reinvest Net Cash Proceeds in excess of $50,000,000 in any Fiscal Year, which excess Net Cash Proceeds shall be prepaid pursuant to Section 4.4(b)(ii).

(iv) [Reserved].

(v) [Reserved].

(vi) Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through (iv) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent not later than 11:00 a.m. one (1) Business Day before the proposed prepayment and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Term Loans under this Section shall be applied on a pro rata basis.

(vii) Prepayment of Term SOFR Loans. Each prepayment of Term SOFR Loans shall be accompanied by any amount required to be paid pursuant to Section 5.9; provided that, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term SOFR Loans is required to be made under this Section 4.4(b) prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 4.4(b) in respect of any Term SOFR Loan prior to the last day of the Interest Period therefor, the Borrower may, in their sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the applicable Interest Payment Date or the last day of such Interest Period, as applicable, into an account held at, and subject to the sole control of, the Administrative Agent until such date, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of such Term Loans in accordance with this Section 4.4(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of the outstanding Term Loans in accordance with the relevant provisions of this Section 4.4(b).

(c) No Reborrowings. Amounts prepaid under the Term Loan Facility pursuant to this Section 4.4 may not be reborrowed.

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1 Interest.

(a) Interest Rate Options. Term SOFR Loans and Base Rate Loans shall be denominated in Dollars. Subject to the provisions of this Section, (x) at the election of the Borrower (where applicable), (1) Base Rate Loans shall bear interest at the Base Rate plus the Applicable Margin and (2) Term SOFR Loans shall bear interest at Adjusted Term SOFR plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.

(b) Default Rate. If any amount of the Obligations payable by the Borrower is not paid when due (subject to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to: (i) in the case of outstanding Term SOFR Loans, a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Term SOFR Loans until the end of the applicable Interest Period and such Term SOFR Loans shall automatically be converted to a Base Rate Loan at the end of the applicable Interest Period therefor and shall, as of such conversion, bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans and (ii) in the case of outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document, a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document (such rate as determined under clause (i) or (ii), as applicable, “Default Rate”) and (iii) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c) Interest Payment and Computation. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto; provided that (i) in the event of any repayment or prepayment of any Term SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Term SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d) Maximum Rate.

(i) In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(ii) If any provision of this Agreement would oblige a Credit Party to make any payment of interest or other amount payable to the Administrative Agent in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Administrative Agent of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Administrative Agent of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(A) first, by reducing the amount or rate of interest; and

(B) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

Any provision of this Agreement that would oblige a Credit Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Credit Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

(e) Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

(f) Interest Act (Canada). For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option, subject to Section 5.1(a), to (a) convert at any time, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Loans in a principal amount equal to $2,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more Term SOFR Loans, (b) upon the expiration of any Interest Period therefor, (i) convert all or any part of any outstanding Term SOFR Loans in a principal amount equal to $500,000 or a whole multiple of $100,000 in excess thereof (or such lesser amount as shall represent all of the Term SOFR Loans then outstanding) into Base Rate Loans or (ii) continue any Term SOFR Loans as Term SOFR Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. at least three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective, specifying (A) the Loans to be converted or continued, and, in the case of any Term SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) in the case of any Term SOFR Loan, the Interest Period to be applicable to such converted or continued Term SOFR Loan. If the Borrower fails to deliver a timely Notice of Conversion/Continuation with respect to Term SOFR Loan prior to the end of the Interest Period therefor, then, unless such Term SOFR Loan is repaid as provided herein, the Borrower shall be deemed to have selected that such Term SOFR Loan shall automatically be converted to a Base Rate Loan denominated in Dollars at the end of such Interest Period. If the Borrower requests a conversion to, or continuation of, a Term SOFR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 5.3 Fees.

(a) Commitment Fees. Borrower shall pay Administrative Agent on the Closing Date for the ratable benefit of the Lenders a commitment fee equal to three (3%) percent of the principal amount of the Term Loans funded on the Closing Date, which fees may be structured, allocated or labelled by the applicable Lender as either original issue discount or a closing fee in its sole discretion.

(b) Administrative Agent Fees. Borrower shall pay to the Administrative Agent for its own account a non-refundable annual administration fee of $50,000 in immediately available funds, payable quarterly on the Closing Date and in advance of each quarter thereafter until the earlier to occur of (A) the payment in cash in full of the Obligations (other than any contingent and unasserted indemnification Obligations) and (B) when this Agreement and the other Loan Documents are otherwise terminated. Once paid, such fees or any part thereof payable hereunder shall not be refundable under any circumstances. Any fee due on a date that is not a Business Day shall be due and payable on the next succeeding Business Day.

SECTION 5.4 Manner of Payment.

(a) Sharing of Payments.

(i) Except as otherwise expressly provided herein, each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in Same Day Funds and shall be made without any setoff, counterclaim or deduction whatsoever.

(ii) [Reserved].

(iii) Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. may, in the Administrative Agent’s discretion, be deemed to have been made on the next succeeding Business Day for all purposes.

(iv) Payments due under this Agreement shall be made in the United States.

(v) Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definitions of Interest Period and Interest Payment Date, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 5.5 Evidence of Indebtedness. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower, the Borrower shall execute and deliver to such Lender a Term Loan Note, which shall evidence such Lender’s Term Loans, as applicable, to the Borrower in addition to such accounts or records. Each Lender may attach schedules to its Term Loan Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

SECTION 5.6 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 5.7 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. In connection with any borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with Section 4.2(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the applicable Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

(c) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and to make payments under this Section, Section 5.11(e), Section 11.11, Section 12.3(c) or Section 12.7, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8 Changed Circumstances.

(a) Circumstances Affecting Term SOFR Rates. Subject to clause (c) below, in connection with any Term SOFR Loan, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that if Adjusted Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed Term SOFR Loan on or prior to the first day of such Interest Period, or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that if Adjusted Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Adjusted Term SOFR, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans and any right of the Borrower to convert any Loan to or continue any Loan as a Term SOFR Loan shall be suspended (in the case of Term SOFR Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans or, failing that, in the case of any request for a borrowing of an affected Term SOFR Loan, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein; provided that if no election is made by the Borrower by the date that is the earlier of (x) three (3) Business Days after receipt by the Borrower of such notice, the Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.

(b) Laws Affecting Term SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Term SOFR Loan, or to determine or charge interest based upon the Term SOFR Reference Rate, Term SOFR, or Adjusted Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to convert any Loan to a Term SOFR Loan or continue any Loan as a Term SOFR Loan shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans to Base Rate Loans (if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), with respect to Term SOFR Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9.

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.8(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.8(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.8(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, in the case of any request for any affected Term SOFR Loans, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.9. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

SECTION 5.9 Indemnity for Losses. Each Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Term SOFR Loan, (b) any failure of the Borrower to borrow or continue a Term SOFR Loan or convert to a Term SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any failure of the Borrower to prepay any Term SOFR Loan on a date specified therefor in any Notice of Prepayment (regardless of whether any such Notice of Prepayment may be revoked under Section 4.4(a) and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any Term SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.12(b). A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Credit Parties under this Section 5.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Survival. All of the obligations of the Credit Parties under this Section 5.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.11 Taxes.

(a) Defined Terms. For purposes of this Section 5.11, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within thirty (30) days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law or the taxing authorities of a jurisdiction pursuant to such Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower and the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent):

(1) in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payment under any Loan Document is effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of such direct and indirect partner(s);

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 5.11(g).

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Warrants. Notwithstanding anything to the contrary herein, this Section 5.11 shall not apply with respect to any payments under the Warrant Agreement, which shall be governed exclusively by the Warrant Agreement.

SECTION 5.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 5.10, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.12(a) or (iii) if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.9;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Selection of Lending Office. Subject to Section 5.12(a), each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

ARTICLE VI

CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. The Administrative Agent (or its counsel) shall have received this Agreement duly executed and delivered by the Borrower and each Lender party hereto, a Term Loan Note duly executed and delivered by the Borrower in favor of each Term Loan Lender requesting a Term Loan Note, the Collateral Agreement duly executed and delivered by the Borrower and each Guarantor (other than any Canadian Subsidiary), the Canadian Collateral Agreement duly executed and delivered by each Canadian Subsidiary, the Guaranty Agreement duly executed and delivered by the Borrower and each Guarantor, and each IPSA, duly executed by the applicable grantor.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that (A) all Specified Representations are true, correct and complete in all material respects (except to the extent any such Specified Representation is qualified by materiality or reference to Material Adverse Effect, in which case, such Specified Representation shall be true, correct and complete in all respects); and (B) after giving effect to the Transactions, no Default or Event of Default under any of Sections 10.1(a) or 10.1(f) has occurred and is continuing.

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the Organization Documents of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (C) each certificate required to be delivered pursuant to Section 6.1(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv) Opinions of Counsel. Opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders, subject to customary qualifications).

(c) Collateral.

(i) Filings and Recordings. The Administrative Agent shall have received all filings, registrations and recordations (including any Notices of Security Interest in Intellectual Property) that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral (to the extent required under each Collateral Document) and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings, registrations and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).

(ii) Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) or the PPSA, as applicable, in each case as in effect in each jurisdiction in which filings, registrations or recordations under the Uniform Commercial Code or the PPSA, as applicable, should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien after giving effect to the payments pursuant to Section 6.1(f)(ii) (except for Permitted Liens) and customary searches in respect of each other relevant jurisdiction.

(d) Financial Matters.

(i) Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in the form attached hereto as Exhibit J, and executed by the chief financial officer of the Borrower.

(ii) Financial Statements. The Administrative Agent shall have received:

(A) [reserved];

(B) [reserved]; and

(C) projections prepared by management of cash and debt balances, income statements and cash flow statements of the Borrower and its subsidiaries, on an annual basis for each fiscal year after the Closing Date through the term of the Credit Facility.

(iii) Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all reasonable fees and out-of-pocket expenses of Paul Weiss, as counsel to the Administrative Agent and Blake, Cassels & Graydon LLP, as Canadian counsel to the Administrative Agent, to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees and expenses as shall constitute its reasonable estimate of such fees and expenses incurred or to be incurred by it through the closing proceedings and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all Taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(e) Issuance of Warrants.

(i) Series I Warrants. Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Borrower shall have issued the Series I Warrants (as defined in the Warrant Agreement).

(ii) Series II Warrants. Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Borrower shall have issued the Series II Warrants (as defined in the Warrant Agreement) (together with the Series I Warrants, the “Warrants”), pursuant to the Warrant Agreement.

(f) Miscellaneous.

(i) Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii) [Reserved].

(iii) PATRIOT Act, etc.

(A) The Borrower and each of the Guarantors shall have provided to the Administrative Agent and the Lenders, at least five (5) Business Days prior to the Closing Date, the documentation and other information requested by the Administrative Agent or any Lender at least ten (10) Business Days prior to the Closing Date in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

(B) Each Credit Party or Subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Administrative Agent, and any Lender requesting the same, a Beneficial Ownership Certification in relation to such Credit Party or such Subsidiary, in each case at least ten (10) Business Days prior to the Closing Date that has been requested by the Administrative Agent or any Lender at least fifteen (15) Business Days prior to the Closing Date.

(iv) Investment Policy. The Administrative Agent shall have received a copy of the Investment Policy.

Without limiting the generality of the provisions of Section 11.3(c), for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 6.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit, other than the Term Loan) are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation or conversion date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 5.2.

(d) [Reserved].

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:

SECTION 7.1 Existence, Qualification and Power. Each Credit Party and each of its Subsidiaries (other than any Immaterial Subsidiary) (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated thereby, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Subsidiary thereof is an Affected Financial Institution.

SECTION 7.2 Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) result in the imposition or the creation of any Lien (other than any Liens permitted pursuant to the terms of this Agreement) on any asset of any Credit Party or any Subsidiary of a Credit Party, (c) conflict with or result in any breach or contravention, in any material respect, of or require any material payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (d) violate any Applicable Law in any material respect.

SECTION 7.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document (except for filings, notices or similar actions that may be required in connection with enforcement of any security interest under Applicable Law and any approvals, consents, authorizations, actions or notices or filings with respect to the perfection of a security interest in property of any Credit Party located outside of the United States), (b) the grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance, in all material respects, of the Liens created under the Collateral Documents (including the first priority nature thereof) (other than the filing of financing statements and delivery of any possessory Collateral as contemplated under the Loan Documents and which filings, registrations and deliveries have either (x) been made on or prior to the Closing Date or (y) are being (or, will be) made in accordance with the terms of the Loan Documents and other than any approvals, consents, authorizations, actions or notices or filings with respect to the perfection of a security interest in property of any Credit Party located outside of the United States) or (d) the exercise, in all material respects, by the Administrative Agent of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents (other than with respect to any Collateral located outside of the United States and except for filings, notices or similar actions that may be required in connection with enforcement of any security interest under Applicable Law).

SECTION 7.4 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

SECTION 7.5 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries, in all material respects, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated March 31, 2024 and June 30, 2024 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries, in all material respects, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries, delivered pursuant to Section 8.1(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions known to the Borrower to exist at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s good faith estimate of its future financial condition and performance, it being understood that such forecasts are not to be viewed as facts, are subject to significant uncertainties and contingencies, that no assurance can be given that any particular forecast will be realized and that actual results may vary materially from such forecast.

SECTION 7.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, or the consummation of the transactions contemplated herby or thereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

SECTION 7.7 No Default. No Default or Event of Default has occurred and is continuing.

SECTION 7.8 Ownership of Property; Liens.

(a) Each Credit Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing or any other provision or representation contained in the Loan Documents to the contrary, the parties hereto agree that certain assets and property located on, and improvements to, certain real property necessary or used in the ordinary conduct of the business of the Borrower and its Subsidiaries may be from time to time provided by certain Governmental Authorities of the United States (such assets and other property, “Government Furnished Property”) in connection with Contractual Obligations of such Credit Parties and/or Subsidiaries with such Governmental Authorities. In some instances, such Governmental Authorities of the United States may retain an ownership interest in such Government Furnished Property. The Borrower and each other Credit Party represents and warrants to the Administrative Agent and the Lenders that such retained ownership by the Governmental Authorities of the United States in such Government Furnished Property, if any, does not in any case materially interfere with the ordinary conduct of the business of the applicable Credit Party or Subsidiary of a Credit Party thereon.

(b) The property of each Credit Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 7.8(b), and Permitted Liens.

(c) Schedule 7.8(c) (as the same may be updated from time to time pursuant to Section 8.2(k)), sets forth a complete and accurate list of all real property owned by each Credit Party and each of its Subsidiaries, as of the date hereof (or such later date as such Schedule is updated (or required to be updated) pursuant to Section 8.2(k)). Each Credit Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Credit Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents, including Permitted Liens.

(d) Schedule 7.8(d) (as the same may be updated from time to time pursuant to Section 8.2(k)) sets forth a complete and accurate list of all Investments (other than Investments permitted under Sections 9.2(a) through (e) and (g) through (i)) held by any Credit Party or any Subsidiary of a Credit Party on the date hereof (or such later date as such Schedule is updated (or required to be updated) pursuant to Section 8.2(k)), showing as of the date hereof (or such later date as such Schedule is updated (or required to be updated) pursuant to Section 8.2(k)) the amount, obligor or issuer and maturity, if any, thereof.

SECTION 7.9 Environmental Compliance.

(a) Borrower and its Subsidiaries have, in the ordinary course of business, reviewed the effect of existing Environmental Laws and any claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that liability under such Environmental Laws and any claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 7.9 or as would not reasonably be expected to result in material liability to the Borrower and its Subsidiaries, taken as a whole, to the knowledge of the Borrower and its Subsidiaries, none of the properties currently or formerly owned or operated by the Borrower and its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial, territorial or local list or is adjacent to any such property; there are no and, to the knowledge of the Borrower and its Subsidiaries, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Borrower and its Subsidiaries or, to the knowledge of the Borrower and its Subsidiaries, on any property formerly owned or operated by the Borrower and its Subsidiaries, except insofar as any of the foregoing have been closed or removed in compliance with Environmental Laws; to the knowledge of the Borrower and its Subsidiaries, there is no asbestos above regulated levels or asbestos-containing material as that term is defined under Environmental Laws on any property currently owned or operated by the Borrower and its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of in a manner which would require remediation or otherwise impose liability under Environmental Laws on any property currently or, to the knowledge of the Borrower and its Subsidiaries, formerly owned or operated by the Borrower and its Subsidiaries.

(c) Except as otherwise set forth on Schedule 7.9, neither the Borrower nor its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action resulting from any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for such actions which have been concluded in compliance with Environmental Laws or would not reasonably be expected to result in material liability to the Borrower and its Subsidiaries taken as a whole; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower and its Subsidiaries, formerly owned or operated by the Borrower and its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to the Borrower and its Subsidiaries, taken as a whole.

SECTION 7.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with companies having an A.M. Best Rating of at least A- not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are necessary to ensure that Uninsured Liabilities of the Borrower and/or any Subsidiary are not reasonably likely to result in a Material Adverse Effect.

SECTION 7.11 Taxes. The Borrower and its Subsidiaries have filed all federal, state, provincial, territorial, foreign and other Tax returns and reports required to be filed, and have paid all federal, state, provincial, territorial, foreign and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings (and, in the case of Canadian federal and provincial Taxes, to the extent that such proceedings effectively prevent the applicable Governmental Authorities from taking collection action in respect of such disputed Taxes or enforcing any Liens securing the same) diligently conducted and for which adequate reserves have been provided in accordance with GAAP or to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no proposed Tax assessment against the Borrower or any Subsidiary that would, if paid, have a Material Adverse Effect.

SECTION 7.12 ERISA Compliance.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income Tax under Section 501(a) of the Code. To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of, such Tax-qualified status.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each Employee Benefit Plan maintained or contributed to by any Credit Party or any Subsidiary of any Credit Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or remitted, or, if applicable, accrued, in accordance with normal accounting practices, except as would not reasonably be expected to have a Material Adverse Effect;

(ii) the fair market value of the assets of each funded Foreign Plan or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used by such Credit Party to account for such obligations in accordance with applicable generally accepted accounting principles, except as would not reasonably be expected to have a Material Adverse Effect; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except as would not reasonably be expected to have a Material Adverse Effect.

(e) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan that would reasonably be expected to have a Material Adverse Effect.

(f) As of the Closing Date the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments

(g) As of the Closing Date, no Credit Party nor any of its Subsidiaries sponsors, administers, maintains, contributes to or has any liability under or in respect of any Canadian Pension Plan.

SECTION 7.13 Subsidiaries; Equity Interests; Credit Parties. As of the Closing Date, no Credit Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 7.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent such concepts apply in such Subsidiary’s jurisdiction of incorporation) and are owned by a Credit Party in the amounts specified on Part (a) of Schedule 7.13 free and clear of all Liens, except those created under the Collateral Documents. As of the Closing Date, no Credit Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 7.13. All of the outstanding Equity Interests in the Borrower have been validly issued and, in the case of common stock, are fully paid and non-assessable. Set forth on Part (c) of Schedule 7.13 is a complete and accurate list of all Credit Parties, as of the Closing Date, showing as of the Closing Date (as to each Credit Party) the jurisdiction of its incorporation, the address of its principal place of business and its true and correct U.S. taxpayer identification number or, in the case of any non-U.S. Credit Party that does not have a U.S. taxpayer identification number, its true and correct unique identification number issued to it by the jurisdiction of its incorporation or formation. The copy of the charter of each Credit Party and each amendment thereto provided pursuant to Section 6.1(b)(ii) is a true and correct copy of each such document, as of the Closing Date, each of which is valid and in full force and effect.

SECTION 7.14 Margin Regulations; Investment Company Act.

(a) No Credit Party or Subsidiary is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock in violation of Applicable Law. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis subject to the provisions of Section 9.1 or Section 9.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 10.1(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 7.15 Disclosure. Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (in writing) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and any other Loan Document (taken as a whole with any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or forecasts, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projected financial information and forecasts are not to be viewed as facts, are subject to significant uncertainties and contingencies, that no assurance can be given that any particular projected financial information or forecast will be realized and that actual results may vary materially from such projection or forecast. As of the Closing Date, to the extent applicable, all of the information included in the Beneficial Ownership Certification is true and correct.

SECTION 7.16 Compliance with Laws.

(a) Each Credit Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of the Borrower, no circumstance exists and no event has occurred that (with or without notice or lapse of time) may give rise to any obligation on the part of any Credit Party to undertake, or to bear all or any portion of the cost of, any remedial corrective action of any nature with respect to any product developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Credit Party or any of its Subsidiaries, which obligations if incurred would reasonably be expected to have a Material Adverse Effect.

(c) Each product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Credit Party or any of its Subsidiaries that is subject to the Federal Food, Drug and Cosmetic Act (the “FFDCA”), the FDA regulations promulgated thereunder, or similar Applicable Law, is being developed, produced, tested, packaged, labeled, marketed, sold, and/or distributed in compliance in all material respects with all Applicable Laws under the FFDCA or similar Applicable Laws, including those relating to the importation of FDA-regulated products, current good manufacturing practices (cGMPs), and corresponding facility registration, recall, recordkeeping, and reporting obligations, and is not adulterated or misbranded within the meaning of the FFDCA.

(d) No Credit Party, no Subsidiary of any Credit Party nor, to any Credit Party’s knowledge, any officer or employee of any of them currently is, or has been, convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or has been charged with or convicted under any Applicable Law relating to the development or approval of products subject to regulation by the FDA (or similar or analogous foreign, state, provincial, territorial or local Governmental Authority), or otherwise relating to the regulation of any product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Credit Party or any of its Subsidiaries.

(e) No product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Credit Party or any of its Subsidiaries has been recalled directly or indirectly by a Credit Party or any of its Subsidiaries or any Governmental Authority or involuntarily withdrawn, suspended, or discontinued, except to the extent that any such recall, withdrawal, suspension or discontinuance would not reasonably be expected to have a Material Adverse Effect. No Credit Party has been notified in writing of any action, arbitration, non-routine audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative, or informal) or claim commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (whether completed or pending) seeking the voluntary or other recall, withdrawal, suspension, or seizure of any such product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Credit Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

(f) Neither the Borrower nor any of its Subsidiaries has received (a) any so called “Warning Letters” or “Untitled Letters” from the FDA (or similar or analogous foreign, state, provincial, territorial or local Governmental Authority) for which the Borrower or such Subsidiary has not provided a response or which has not otherwise been satisfied to Borrower’s knowledge, or (b) any (i) citation, suspension, revocation, limitation, warning, audit finding, request or communication issued by a Governmental Authority that has not been resolved to the applicable Governmental Authority’s satisfaction to Borrower’s knowledge or (ii) notification in writing from any Governmental Authority regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Applicable Law, or (y) any actual, alleged, possible, or potential obligation on the part of any such Person to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in each case of any citation, notification, limitation, warning, audit finding, request or communication received under this clause (b), which would reasonably be expected to have a Material Adverse Effect.

(g) Each Credit Party and each of its Subsidiaries have filed all material reports, documents, applications, notices and copies of any contracts required by any Applicable Laws to be filed or furnished to any Governmental Authority. All such reports, documents, applications, notices and contracts were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing such that no material liability exists in respect of the Borrower and its Subsidiaries with respect to such filings).

(h) Neither any Credit Party nor any Subsidiary of any Credit Party nor any Principal (as defined in Federal Acquisition Regulation 52.209-5) presently is suspended or debarred from bidding on contracts or subcontracts for or with any Governmental Authority. No Credit Party has received written notification of any suspension or debarment actions with respect to any government contract currently have been commenced or threatened in writing against any Credit Party or any Subsidiary of any Credit Party or any of their respective Related Parties.

(i) Each Credit Party and each Subsidiary of any Credit Party, in each case, that is party to a contract with the Federal Government of the United States has an ethics and compliance program that complies with the requirements of Federal Acquisition Regulation Subpart 3.10 and FAR 52. 203-13.

SECTION 7.17 Intellectual Property; Licenses, Etc. Each Credit Party and each of its Subsidiaries own, or possess the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses, without infringement upon or conflict in any material respects with the rights of any other Person. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material employed by any Credit Party or any of its Subsidiaries infringes in any material respect upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 7.18 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a) None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility established hereby, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, except to the extent licensed or otherwise approved or not prohibited by the applicable authority imposing such Sanctions, (C) is under administrative, civil or criminal investigation for an alleged material violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible material violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, except to the extent licensed or otherwise approved or not prohibited by the applicable authority imposing such Sanctions.

(b) Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c) Each of the Borrower and its Subsidiaries, each director, officer and to the knowledge of Borrower, each employee, agent and Affiliate of the Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects.

(d) No proceeds of any Extension of Credit have been or will be used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 9.16.

SECTION 7.19 Solvency. The Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.

SECTION 7.20 Casualty, Etc. Neither the businesses nor the properties of any Credit Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 7.21 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Credit Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and filings and other perfections requirements contemplated hereby and by the Collateral Documents and, in the case of each Irish Guarantor, filings required to be made pursuant to section 409 of the Irish Companies Act, no filing or other action will be necessary to perfect or protect such Liens.

SECTION 7.22 Material Contracts.

(a) To the best of the knowledge of the Borrower and the other Credit Parties that are party to a Material Contract, each Material Contract is in full force and effect in all material respects.

(b) No Credit Party nor any of its Subsidiaries has, directly or indirectly, paid or delivered any material fee, commission or other sum of money or remuneration, however characterized, to any Governmental Authority or any other Person which in any manner is related to any Material Contract of any Credit Party or any of its Subsidiaries and which is illegal under any Applicable Law.

(c) (i) No termination for convenience, termination for default, notice of non-renewal, notice of material non-compliance or default, cure notice or show cause notice has been issued to any Credit Party or any Subsidiary of any Credit Party or any predecessor of any of the foregoing and remains unresolved and (ii) no Credit Party nor any of its Subsidiaries aware of any failure by such Person to comply with any term or provision of any Material Contract that would be the basis for a termination for default, notice of material non-compliance or default, cure notice or show cause notice, in each case, would reasonably be expected to have a Material Adverse Effect.

(d) No material amount due to any Credit Party or any Subsidiary of any Credit Party or any predecessor of any of the foregoing has been withheld or set off by or on behalf of a Governmental Authority, or prime contractor or subcontractor (at any tier) in each case with respect to any Material Contract.

(e) No Credit Party nor any Subsidiary of any Credit Party nor any Related Parties of any of the foregoing (i) is under any administrative, civil or criminal investigation or indictment by any Governmental Authority, nor subject to any non-routine audit, whether pending, completed or threatened, relating to the performance or administration of any Material Contract by a Credit Party nor a Subsidiary of a Credit Party or (ii) has made, nor has been required to make, any disclosure to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission under or relating to any Material Contract (or bid with respect thereto).

(f) With respect to any Material Contract to which any Governmental Authority is a counterparty:

(i) such Material Contract was legally awarded and no Credit Party nor any Subsidiary of any Credit Party has received any notice in writing that any Material Contract (or any bid in respect thereof) is the subject of any pending bid or award protest proceedings;

(ii) each Credit Party and each Subsidiary is in material compliance with all applicable statutory and regulatory requirements pertaining to each of its Material Contracts and bids related thereto, including to the extent applicable, (a) the Procurement Integrity Act (41 U.S.C. §§ 2101-2107) and its implementing regulations including Federal Acquisition Regulation 3.104; (b) the Anti-Kickback Act (41 U.S.C. §§ 8701-8707) and implementing regulations including the associated regulations set forth in Federal Acquisition Regulation 3.502; (c) the Federal Health Care Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (d) the prohibitions on bribery and gratuities set forth in 18 U.S.C. § 201 and the associated regulations at Federal Acquisition Regulation Subpart 3.2 and Federal Acquisition Regulation 52.203-3; (e) the Truth in Negotiations Act, 41 U.S.C. §§ 3501-3509; (f) the independent pricing requirements at Federal Acquisition Regulation 3.103; and (g) the limitations on the payments of funds to influence federal transactions, as set forth in 31 U.S.C. § 1352 and the associated regulations at Federal Acquisition Regulation Subpart 3.8 and Federal Acquisition Regulation 52.203-11; and

(iii) no Credit Party nor any Subsidiary of any Credit Party has made any mandatory disclosure under Federal Acquisition Regulation 52.203-13(b)(3)(i) or any voluntary disclosure to any Governmental Authority with respect to any alleged unlawful conduct, misstatement, significant overpayment under a Material Contract, or omission arising under or related to any Material Contract (or bid in respect thereof), and there are no facts that would require mandatory disclosure under Federal Acquisition Regulation 52.203-13(b)(3)(i).

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, each Credit Party will, and will cause each of its Subsidiaries to:

SECTION 8.1 Financial Statements and Budgets. Deliver to the Administrative Agent in form reasonably satisfactory to the Administrative Agent, it being understood and agreed that documents complying with the applicable SEC requirements shall be deemed satisfactory (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) [Reserved].

(b) Audited Annual Financial Statements. Commencing with the fiscal year ended December 31, 2024, on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is ninety (90) days after the end of each fiscal year of the Borrower), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, including detail showing revenue by product type, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report of an independent certified public accountant of nationally recognized standing, which report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than in connection with an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered).

(c) Quarterly Financial Statements. Commencing with the financial statements for the fiscal quarter ended September 30, 2024, on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter or for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of cash flows for the portion of the Borrower’s fiscal year then ended, including detail showing revenue by product type, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer, assistant treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries, on a Consolidated basis, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

(d) Annual Business Plan and Budget. As soon as available, but in any event within forty-five (45) days after the beginning of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis for such fiscal year prepared by management.

(e) Permitted ABL Facility. Within five (5) Business Days of delivery thereof, copies of all material statements, reports and notices made available to any agent or lenders under any Permitted ABL Facility, in each case to be prepared on a “private-side” basis to the extent requested by Required Lenders.

SECTION 8.2 Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice) or agree to participate in conferences described below, as applicable:

(a) concurrently with the delivery of the financial statements referred to in Sections 8.1(b) and (c), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer, assistant treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes thereof), that, among other things, (i) states that no Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto, (ii) demonstrates compliance with the financial covenants set forth in Section 9.11 as of the last day of the applicable Measurement Period ending on the last day of the Measurement Period covered by such financial statements, (iii) demonstrates the calculation of Immaterial Subsidiaries and compliance with Section 8.12(b) and (iv) in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 9.11, a statement of reconciliation conforming such financial statements to GAAP to the extent required by Section 1.3(b);

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, final management letters submitted to the board of directors (or the audit committee of the board of directors) of any Credit Party by independent accountants in connection with the accounts or books of any Credit Party or any of its Subsidiaries, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent)) which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of publicly-issued debt securities (other than the Obligations) of any Credit Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 8.2;

(e) as soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Credit Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(f) promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies each notice of a non-routine nature received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;

(g) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would reasonably be expected to have a Material Adverse Effect;

(h) promptly after occurrence thereof or after the Borrower or applicable Subsidiary’s receipt thereof, as applicable, copies of any notice of default, notice of termination or termination, non-routine audit or investigation under any Material Contract;

(i) [reserved];

(j) promptly after occurrence thereof, copies of any material amendment or material modification to the Borrower’s Investment Policy (as determined by the Borrower in good faith);

(k) as soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower, (i) a report supplementing Schedules 7.8(c) and 7.8(d), including an identification of all owned and leased real property disposed of by any Credit Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, province, territory, record owner and, in the case of leases of property, lessor, lessee, and lease expiration date) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete as of the last day of the applicable fiscal year; and (ii) a report supplementing Schedule 7.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete as of the date the last day of the applicable fiscal year, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent;

(l) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations and the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and

(m) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Credit Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 8.1(b) or (d) or Section 8.2(c) or (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 12.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything to the contrary herein, any financial statements, annual reports, proxy statements, documents or other information required to be delivered pursuant to Section 8.1(b) or (d) or Section 8.2(c) or (d) shall be satisfied if such financial statements, annual reports, proxy statements, documents or other information are made publicly available on the SEC’s EDGAR website and shall be deemed to have been delivered on the date of filing on the SEC’s EDGAR website. The Administrative Agent shall have no obligation to request the delivery or, except for such Compliance Certificates, to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

SECTION 8.3 Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) the occurrence of any Default or Event of Default;

(b) (i) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority that has resulted or would reasonably be expected to result in a Material Adverse Effect, (ii) any other matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, in each case under this clause (iii), that has resulted or would reasonably be expected to result in final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount;

(c) the occurrence of any ERISA Event that would reasonably be expected to exceed the Threshold Amount;

(d) the receipt by any Credit Party or any of its Subsidiaries of (i) any so called “Warning Letter”, or similar notification, (ii) any notification of a mandated or requested recall affecting the products manufactured, sold or distributed by such Credit Party or such Subsidiary, or (iii) any other material correspondence which may be adverse, in any material respect, to the interest of the Borrower and its Subsidiaries (as determined in good faith by such applicable Borrower or such Subsidiary), in each case, from the FDA (or analogous foreign, state, provincial, territorial or local Governmental Authority);

(e) the occurrence of any event or the existence of any other matter that has resulted or could reasonably be expected to result in Environmental Liability to the Borrower or any Subsidiary in excess of the Threshold Amount;

(f) the occurrence of any event or the existence of any other matter that has resulted or would reasonably be expected to result in a recall affecting any product which is sold or distributed by a Credit Party under a Material Contract or (y) other products manufactured, sold or distributed by a Credit Party or a Subsidiary of a Credit Party with a fair market value in the case of this clause (y) in excess of the Threshold Amount; and

(g) of any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary thereof.

Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.3(a) shall describe the provisions of this Agreement and any other Loan Document that have been breached. Each notice pursuant to Section 8.3(d) shall be accompanied by the applicable “Warning Letter”, notification or correspondence received by the Borrower or such Subsidiary.

SECTION 8.4 Payment of Taxes. Pay and discharge as the same shall become due and payable all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings (and, in the case of Canadian federal and provincial Taxes, to the extent that such proceedings effectively prevent the applicable Governmental Authorities from taking collection action in respect of such disputed Taxes or enforcing any Liens securing the same) diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.5 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization except in a transaction permitted by Section 9.4 or 9.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered Material Intellectual Property.

SECTION 8.6 Maintenance of Properties. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted; and (b) use the standard of care typical in the industry in the operation and maintenance of its facilities.

SECTION 8.7 Maintenance of Insurance. Maintain with companies having an A.M. Best Rating of at least A- not Affiliates of the Borrower, insurance in such amounts, with such deductibles and covering such risks as are necessary to ensure that Uninsured Liabilities of the Borrower and/or any Subsidiary are not reasonably likely to result in a Material Adverse Effect. Subject to Section 8.18, all such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (b) name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee or mortgagee, as applicable.

SECTION 8.8 Compliance with Laws. Comply in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except (to the extent not constituting a breach of any representation or warranty made pursuant to Section 7.16) in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.9 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct in all material respects entries in conformity with GAAP consistently applied shall be made of all financial transactions and material matters involving the assets and business of the Borrower or such Subsidiary (subject to year-end audit adjustments and the absence of footnotes), as the case may be; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be; (c) maintain systems of internal controls (including but not limited to, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and management systems) that are in compliance in all material respects with the requirements of its Material Contracts, and (d) without limiting the foregoing, maintain practices and procedures in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs in compliance in all material respects with all applicable provisions of Part 31 (Cost Principles) of the Federal Acquisition Regulations and Federal Acquisition Regulation Part 99 (Cost Accounting Standards).

SECTION 8.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent (and any Lenders that accompany the representatives or independent contractors of the Administrative Agent ) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, in each case, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that (a) absent an Event of Default, the Borrower shall only be required to pay for one such visit and/or inspection in any twelve month period, (b) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice and (c) with respect to any discussion with the Borrower’s or any Subsidiary’s independent public accountants, the Borrower or its Subsidiary may, at their option, have one or more employees or representatives present at such discussion. Notwithstanding the foregoing, none of the Borrower or its Subsidiaries will be required to permit examinations or copies or abstracts of any records in respect to which the disclosure of such records is prohibited by Applicable Law or binding agreement or subject to attorney-client privilege or constitutes attorney-work product.

SECTION 8.11 Use of Proceeds. Use the proceeds of (a) the Term Loans on the Closing Date to (i) finance the Transactions and (ii) pay or reimburse fees, commissions and expenses in connection with the Transactions and (iii) for other general corporate purposes and, in each case, in a manner not in contravention of any Loan Document.

SECTION 8.12 Covenant to Guarantee Secured Obligations and Give Security.

(a) Additional Subsidiaries. Promptly notify the Administrative Agent of the creation or acquisition (including by statutory division) of a Person that becomes a Domestic Subsidiary, a Canadian Subsidiary, or an obligor under any Permitted ABL Facility (other than an Excluded Subsidiary) and, within thirty (30) days after such creation, acquisition or event (as such time period may be extended by the Administrative Agent in its sole discretion), cause such Subsidiary to (i) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty Agreement in the form attached thereto as Exhibit A or such other document as the Administrative Agent shall deem reasonably acceptable for such purpose, (ii) grant a security interest in all Collateral (subject to the exclusions and exceptions specified in the applicable Collateral Document) owned by such Domestic Subsidiary or Canadian Subsidiary, as applicable, by delivering to the Administrative Agent a duly executed supplement to the applicable Collateral Document in the form attached thereto as Exhibit A or such other document as the Administrative Agent shall deem reasonably acceptable for such purpose and comply with the terms of the applicable Collateral Document, (iii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iv) if such Equity Interests are certificated, deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (v) deliver to the Administrative Agent such updated

Schedules to the Loan Documents as reasonably requested by the Administrative Agent with respect to such Domestic Subsidiary and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that no Credit Party shall be required to make any assignment of, or provide any mortgage over, any interest in real property.

(b) Additional Guarantors. If either (i) the total assets of all Domestic Subsidiaries that are not Guarantors, taken as a whole, as of the last day of the fiscal quarter set forth in the most recent financial statements delivered pursuant to Section 8.1(b) or (d), is greater than ten percent (10%) of the consolidated total assets the Borrower and its Domestic Subsidiaries on such date or (ii) the total revenue of all Domestic Subsidiaries that are not Guarantors, taken as a whole, for the period of four (4) consecutive fiscal quarters ending on the last day of the most recent fiscal quarter covered by such financial statements is greater than ten percent (10%) of the consolidated total revenue of the Borrower and its Domestic Subsidiaries for such period (an “Additional Guarantor Trigger Event”), then the Borrower shall, within forty-five (45) days after the delivery of a respective Compliance Certificate indicating that an Additional Guarantor Trigger Event has occurred, cause one or more Domestic Subsidiaries to become Guarantors and comply with the requirements of this Section 8.12 (notwithstanding that such Domestic Subsidiary is an Immaterial Subsidiary) as necessary for the total assets and total revenue of all Domestic Subsidiaries that are not Guarantors, taken as a whole, to constitute less than ten percent (10%) of Consolidated total assets and ten percent (10%) of the Consolidated total revenue of the Borrower and its Domestic Subsidiaries at such time.

(c) Release of Immaterial Subsidiary as Guarantor. The Borrower may send a written notice to the Administrative Agent, in substantially the form attached hereto as Exhibit I, from time to time to remove an Immaterial Subsidiary as a Guarantor if both before and giving effect to such removal no Additional Guarantor Trigger Event shall exist and, upon receipt of such written notice by the Administrative Agent, the Immaterial Subsidiary specified in such written notice shall be released from all of its obligations as a Guarantor; provided that (i) immediately before and after such release, no Default or Event of Default shall have occurred and be continuing and (ii) all outstanding Investments made by the Borrower and its Subsidiaries in such Immaterial Subsidiary as of such date of release shall be deemed to have been made under Section 9.2(c)(iv).

(d) Additional Collateral. Upon the acquisition (including any acquisition by statutory division) by any Credit Party of any Property of the type constituting Collateral, the applicable Credit Parties shall comply with the requirements set forth in the Collateral Documents with respect thereto.

SECTION 8.13 Compliance With Environmental Laws. Comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required under Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 8.14 Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation, Anti-Money Laundering Laws and Sanctions. The Borrower will (a) maintain in effect and enforce policies and procedures designed to promote and endeavor to achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws,

Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

SECTION 8.15 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.

SECTION 8.16 Compliance with Terms of Material Contracts. Perform and observe in all material respects the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract, as amended, restated, modified, supplemented or otherwise modified from time to time, in full force and effect (other than any such Material Contract that expires in accordance with its terms not due to a default by the Borrower or any of its Subsidiaries), use commercially reasonable efforts to enforce in all material respects each such Material Contract in accordance with its terms.

SECTION 8.17 [Reserved].

SECTION 8.18 Post-Closing Matters. Execute and deliver the documents, take the actions and complete the tasks set forth on Schedule 8.18, in each case within the applicable corresponding time limits specified on such schedule.

SECTION 8.19 Lender Calls. Upon the reasonable request of the Administrative Agent, participate in status calls with the Administrative Agent and the Lenders to discuss the financial operations and performance of the Credit Parties’ business, cash flows, regulatory matters and such other business matters relating to the Credit Parties as the Administrative Agent may reasonably request; provided that the Borrower shall not be required to conduct more than one call in each fiscal quarter.

SECTION 8.20 [Reserved].

SECTION 8.21 Collateral Matters.

(a) [Reserved].

(b) Control Agreements. By no later than ninety (90) days after the Closing Date, or such later date as agreed to by the Administrative Agent in its sole discretion, deliver to the Administrative Agent Account Control Agreements in favor of the Administrative Agent with respect to their Deposit Accounts (as defined in the applicable Collateral Document) other than those Deposit Accounts that constitute Excluded Deposit Accounts (as defined in the applicable Collateral Document) pursuant to clauses (a), (b), (c), (e) and (f) of the definition thereof.

(c) Foreign Subsidiaries. No later than fifteen (15) days after the Closing Date, or such later date as agreed to by the Administrative Agent in its sole discretion, cause each Irish Subsidiary to (i) grant a security interest in all Collateral owned by such Irish Subsidiary (subject to the exclusions and exceptions specified in the Irish Debenture) by delivering to the Administrative Agent (x) the duly executed Irish Law Debenture (and all deliverables thereunder) and (y) duly executed joinders to the Collateral Agreement and Guaranty Agreement, (ii) deliver (or cause to be delivered) the duly executed Irish Law Share Charge to the Administrative Agent (and all deliverables thereunder), (iii) deliver to the Administrative Agent such opinions (such opinions to be delivered by counsel to the Administrative Agent) as may be reasonably requested by the Administrative Agent and as are customarily provided by Irish incorporated entities, (iv) deliver original certificated Equity Interests or other certificates and stock or other transfer powers in the forms appended to the Irish Collateral Agreements evidencing the Equity Interests of such Irish Subsidiary, (v) deliver to the Administrative Agent duly executed Notices of Grant of Security Interest in Intellectual Property, (vi) deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with respect to such Irish Subsidiary, (vii) deliver to the Administrative Agent and Mason Hayes & Curran LLP a customary officer’s certificate of each Irish Subsidiary to include, without limitation, (1) a copy of each Organization Document of such Irish Subsidiary and, to the extent applicable, as being in full force and effect without modification or amendment as of the date of the certificate; (2) resolutions of the board of directors of such Irish Subsidiary approving and authorizing the execution, delivery and performance of the Loan Documents to which such Irish Subsidiary is a party, certified as of the date of such certificate by the relevant Irish Subsidiary as being in full force and effect without modification or amendment; (3) a specimen of the signature of each person authorized by the resolution referred into in paragraphs (1) and (2) above in relation to the Loan Documents and related documents; (4) the directors, secretary and shareholders of the Irish Subsidiary; (5) certifying that attached thereto is a true and complete copy of the power of attorney duly authorizing such Irish Subsidiary to execute the Loan Documents; (6) certifying that such Irish Subsidiary is in compliance with sections 82 and 239 of the Irish Companies Act and, if required, appending summary approval procedure documents in accordance with section 202 of the Irish Companies Act; (7) confirming the tax number of each Irish Subsidiary, (8) appending an up to date group structure chart; and (9) appending the register of members of each Irish Subsidiary and (viii) provide to the Administrative Agent satisfactory searches against each Irish Subsidiary and each pledgor under the Irish Collateral Agreements and (ix) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent (to include CRO registration templates in agreed form for each Collateral Document entered into by an Irish Subsidiary (to the extent that such registration is required pursuant to Section 409 of the Irish Companies Act)), all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary herein, the Irish Subsidiaries shall be released from their Guarantees hereunder, and from each of the other Loan Documents to which each Irish Subsidiary is party, and Irish Share Charge shall be released if (x) the Irish Subsidiaries transfer all Intellectual Property owned by the Irish Subsidiaries to a Domestic Subsidiary or Subsidiaries and (y) the Irish Subsidiaries collectively own no material assets.

ARTICLE IX

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, the Credit Parties will not, and will not permit any of their respective Subsidiaries to.

SECTION 9.1 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets (including, without limitation, any Intellectual Property or owned real property) or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code or the PPSA of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor (other than precautionary lease filings in respect of operating leases covering only the property subject to any such lease and, which shall in no event secure any Indebtedness), or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.8(b) and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 9.3(c), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 9.3(c);

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings (and, in the case of Canadian federal and provincial Taxes, to the extent that such proceedings effectively prevent the applicable Governmental Authorities from taking collection action in respect of such disputed Taxes or enforcing any Liens securing the same) diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits or letters of credit or bank guarantees permitted under Section 9.3(p) to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance or bid bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments or orders for the payment of money not constituting an Event of Default under Section 10.1(h);

(i) Liens securing Indebtedness permitted under Section 9.3(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) solely to the extent junior to the Liens on the Collateral securing the Secured Obligations, Liens securing obligations in respect of Indebtedness under any economic development incentive program from any state, province, territory or any subdivision thereof (including any city or county) permitted under Section 9.3(g); provided that such Liens (i) do not at any time encumber any property other than any property located in such state, province, territory or subdivision thereof giving rise to the Borrower’s business development activities and such incentive program and (ii) to the extent encumbering any Collateral, shall at all times be subject to an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent;

(k) any interest or title of (i) a lessor, licensor or sublessor under any lease, license or sublease entered into by any Credit Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased or (ii) a lessee, licensee, sublessee under any lease, license, sublease or sublicense by the Borrower or any Subsidiary, in the case of each of (i) and (ii), to the extent permitted under Section 9.5;

(l) Liens existing on property acquired by the Borrower or any Subsidiary at the time such property is acquired or existing on the property of any Person at the time such Person becomes a Subsidiary after the Closing Date; provided that (i) such Liens exists at the time such Person becomes a Subsidiary and are not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) such Liens do not attach to any Property of the Borrower or any of its Subsidiaries other than those of the Subsidiary acquired or the property or assets so acquired (and property or assets affixed or appurtenant thereto) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(m) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code (or the equivalent provision in any other jurisdiction) in effect in the relevant jurisdiction and (ii) Liens of any depositary bank or securities account in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account or securities account of the Borrower or any Subsidiary thereof;

(n) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods;

(o) Liens deemed to exist in connection with Investments in repurchasing agreement under Section 9.2 and reasonable and customary initial deposits and margin deposits and similar Liens attached to commodities trading accounts or other brokerage accounts in the ordinary course of business and not for speculative purposes;

(p) Liens solely on cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement relating to an Investment permitted under Section 9.2;

(q) Liens on deposits and other amounts held in escrow to secure contractual payments (continent or otherwise) payable by the Borrower or any Subsidiary to a seller after the consummation of a Permitted Acquisition;

(r) Liens in respect to unearned premiums on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto permitted under Section 9.3(n)(i);

(s) Liens on deposits to secure any Indebtedness permitted under Section 9.3(p);

(t) other Liens against the Borrower or any other Credit Party securing Indebtedness outstanding in an aggregate principal amount not to exceed $25,000,000; provided that no such Lien shall extend to or cover any real property owned by the Borrower or any Subsidiary;

(u) Liens against the Borrower or any other Credit Party securing Indebtedness permitted under Section 9.3(s) (i) in an aggregate principal amount not to exceed $10,000,000 or (ii) that are subordinated in Lien priority to the Liens securing the Obligations and subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent;

(v) Liens securing Indebtedness permitted under Section 9.3(x) that are subordinated in Lien priority and payment priority to the Liens securing the Obligations and subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent; and

(w) Liens securing a Permitted ABL Facility, subject to the ABL Intercreditor Agreement or an intercreditor agreement reasonably acceptable to Administrative Agent.

Notwithstanding the foregoing, in no event shall this Section permit any consensual Liens on real property or Intellectual Property owned by the Borrower or any Subsidiary, other than Liens under clauses (a), (g), (k) and (l).

SECTION 9.2 Investments. Make any Investment, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents and other Investments permitted by the Investment Policy;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries (i) in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and (ii) in an aggregate amount not to exceed $500,000 at any time outstanding, in connection with such Person’s purchase of Equity Interests of the Borrower;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, (ii) additional Investments by the Borrower and its Subsidiaries in Credit Parties, (iii) additional Investments by Non-Guarantor Subsidiaries in other Non-Guarantor Subsidiaries, and (iv) Investments in Non-Guarantor Subsidiaries, together with any Investments made pursuant to Section 9.2(h), in an aggregate outstanding amount with respect to such Investments under this clause (iv) not to exceed $10,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 9.3 and Restricted Payments permitted by Section 9.6;

(f) Investments existing on the Closing Date (other than those referred to in Section 9.2(c)(i)) and set forth on Schedule 7.8(d) and any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (f) is not increased at any time above the amount of such Investment set forth on Schedule 7.8(d);

(g) Acquisitions which meet the following requirements (each a “Permitted Acquisition”) which, in the case of a Permitted Acquisition that is a Limited Condition Acquisition, shall be subject to Section 1.14;

(i) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course or another business reasonably related thereto;

(ii) in the case of any Acquisition of all or substantially all of the Equity Interest in a Person, such Acquisition shall have been approved by the board of directors (or other equivalent governing body) of such Person;

(iii) immediately before and immediately after giving pro forma effect to any such Acquisition, no Default or Event of Default shall have occurred and be continuing;

(iv) (A) the Borrower shall be in compliance with the covenants set forth in Section 9.11 as of the last day of the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 8.1(b) or (c) on a pro forma basis (after giving effect to such Acquisition, including any Extensions of Credit to be made to fund any such Acquisition) as though such Acquisition had been consummated as of the first day of such Measurement Period, and (B) in the case of any Acquisition having aggregate consideration (including cash, Cash Equivalents and other deferred payment obligations) in excess of $75,000,000, the Borrower shall have provided to the Administrative Agent not less than five (5) Business Days (or such shorter period as agreed to by the Administrative Agent in its sole discretion) prior to the consummation of such Acquisition a Compliance Certificate demonstrating such compliance;

(v) the Borrower shall have delivered to the Administrative Agent (which the Administrative Agent shall make available to each Lender), at least five (5) Business Days (or such shorter period as agreed to by the Administrative Agent in its sole discretion) prior to the date on which any such Acquisition is to be consummated, a description of such Acquisition with a reasonably detailed summary of all earnouts, milestones and other contingent payment obligations in connection with such Acquisition;

(vi) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such Acquisition; and

(vii) in the case of any Acquisition of all or substantially all of the Equity Interest in a Person, such Person shall become a Credit Party; provided, that, Persons acquired in Acquisitions having aggregate consideration (including cash, Cash Equivalents and other deferred payment obligations) of up to $25,000,000 collectively, at any time outstanding, may be Non-Guarantor Subsidiaries.

(h) other Investments not exceeding $35,000,000 at any time outstanding;

(i) Investments consisting of Hedge Agreements permitted under Section 9.3(e);

(j) Investments in the Equity Interest of the Borrower which is held by the Borrower as treasury stock;

(k) Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 9.5; and

(l) additional Investments not otherwise permitted pursuant to this Section; provided, that before and immediately after giving pro forma effect to such Investment (and any Indebtedness incurred in connection therewith) (i) no Event of Default shall have occurred and be continuing and (ii) the Consolidated Gross Leverage Ratio is less than 3.25 to 1.00 as of the last day of the most recently ended Measurement Period for which financial statements have been (or are required to be) delivered pursuant to Section 8.1(b) or (c); provided, further, that Investments made in reliance on this section (l), together with Restricted Payments made in reliance on Section 9.6(k) and payments of Subject Indebtedness made in reliance on Section 9.14(a) shall not exceed $30,000,000 in any given Fiscal Year (the “Shared Cap”).

For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.2, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

SECTION 9.3 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Credit Party, constitute “Collateral” under the applicable Collateral Document, (ii) in the case of Indebtedness owed by a Credit Party to a Non-Guarantor Subsidiary shall be unsecured and if such Indebtedness is evidenced by a note or other written agreement, shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 9.2(c), (h) or (i);

(c) Indebtedness outstanding on the Closing Date and listed on Schedule 9.3 and any Permitted Refinancing thereof.

(d) (i) Guarantees by a Credit Party in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Credit Party, (ii) Guarantees by a Non-Guarantor Subsidiary in respect of Indebtedness otherwise permitted hereunder of a Non-Guarantor Subsidiary, (iii) Guarantees by a Credit Party in respect of Indebtedness of Non-Guarantor Subsidiaries to the extent constituting an Investment in respect thereof and that is permitted under Section 9.2 and (iv) Guarantees by the Borrower of obligations under Hedge Agreements of any Foreign Subsidiary permitted pursuant to Section 9.3(e);

(e) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Hedge Agreements; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided that the aggregate amount of all such Indebtedness, together with any Indebtedness incurred pursuant to Section 9.3(l), at any one time outstanding shall not exceed the greater of $50,000,000 and 5% of Consolidated Tangible Assets;

(g) Indebtedness of the Borrower or any other Credit Party arising in connection with any economic development incentive program or grant from any state, province, territory or any subdivision thereof (including any city or county) in connection with the Borrower’s or such Credit Party’s business development activities in such state, province, territory or subdivision thereof; provided that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $15,000,000;

(h) [reserved];

(i) [reserved];

(j) Indebtedness in respect of earnouts, milestones and other contingent payment obligations incurred in connection with (i) any Permitted Acquisition or (ii) other Acquisition to which the requisite Lenders have consented;

(k) unsecured Indebtedness consisting of promissory notes issued to current or former officers, directors, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 9.6(i);

(l) Indebtedness of any Person that becomes a Subsidiary after the date hereof and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, except by an amount equal to any original issue discount, a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate amount of all such Indebtedness, together with an Indebtedness incurred pursuant to Section 9.3(f), at any one time outstanding shall not exceed the greater of $50,000,000 and 5% of Consolidated Tangible Assets;

(m) unsecured Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Acquisition or other Investment permitted hereunder;

(n) Indebtedness consisting of (i) the financing of insurance premiums payable on insurance policies maintained by the Borrower or any Subsidiary thereof or (ii) take or pay obligations contained in any supply arrangements, in each case, in the ordinary course of business;

(o) [reserved];

(p) obligations of the Borrower or any Subsidiary under letters of credit, banker’s acceptances or bank guarantee denominated in a currency other than Dollars issued for the account of the Borrower or any of its Subsidiaries, provided that the aggregate amount of all such obligations (including the maximum amount to be drawn under all such letters of credit) shall not exceed $5,000,000 at any time outstanding;

(q) surety bonds, performance or bid bonds and other obligations of a like nature incurred by the Borrower or any Subsidiary in the ordinary course of business in compliance with the terms of any government contract;

(r) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, in each case, entered into in connection with a Permitted Acquisition, other Investments permitted hereunder or the Disposition of any business, assets or Equity Interests permitted hereunder;

(s) other Indebtedness of the Borrower or any other Credit Party in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided, that (i) such Indebtedness shall be Subject Indebtedness or (ii) other Indebtedness, provided that amounts incurred under this clause (ii) shall not exceed $10,000,000 outstanding at any time; provided, further (I) that in the event that the Effective Yield applicable Indebtedness incurred under this clause (ii) exceeds the Effective Yield for the Term Loans by more than 50 basis points, then the interest rate margins and/or interest rate floor for the Term Loans shall be adjusted to the extent necessary so that the Effective Yield for the Term Loans are equal to the Effective Yield of such Indebtedness minus 50 basis points and (II) such Indebtedness shall not include “make-whole” or similar provisions;

(t) any Permitted ABL Facility;

(u) unsecured Indebtedness or Subject Indebtedness (including earn-out obligations) of the Borrower or any other Credit Party; provided that (i) if the proceeds of such Indebtedness are used to fund all or a portion of a Permitted Acquisition, on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Consolidated Gross Leverage Ratio is less than 4.00:1.00 as of the last day of the most recently ended Measurement Period for which financial statements have been (or are required to have been) delivered pursuant to Section 8.1(b) or (c), (ii) if the proceeds of such Indebtedness are not to fund all or a portion of a Permitted Acquisition, the Borrower is in compliance, as of the date of incurrence, on a pro forma basis after giving effect to the incurrence of such Indebtedness with (A) a Consolidated Gross Leverage Ratio of less than 3.75:1.00 and (B) the covenants set forth in Section 9.11, in each case, as of the last day of the most recently ended Measurement Period for which financial statements have been (or are required to have been) delivered pursuant to Section 8.1(b) or (c), (iii) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (iv) such Indebtedness does not mature prior to the date that is 91 days after the Term Loan Maturity Date, (v) if guaranteed, such Indebtedness is not guaranteed by any Subsidiary that is not a Credit Party, (vi) if such Indebtedness is Subject Indebtedness, (x) it will not have mandatory prepayment or mandatory amortization, redemption, sinking fund or similar prepayments (other than asset sale and change of control mandatory offers to repurchase customary for high-yield debt securities) prior to the date that is 91 days after the Term Loan Maturity Date at the time of the incurrence of such Indebtedness and (y) any guaranty of such Indebtedness by the Credit Parties shall be expressly subordinated to the Obligations on terms materially not less favorable to the Lenders than the subordination terms of such Subject Indebtedness, and (vii) the terms of such Indebtedness (other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions (and, if applicable, subordination terms)), taken as a whole, are not materially more restrictive (as determined by the Borrower in good faith) on the Borrower and its Subsidiaries than the terms and conditions of this Agreement, taken as a whole.

(v) Indebtedness of Non-Guarantor Subsidiaries owing to unaffiliated third parties in an aggregate outstanding principal amount not to exceed $5,000,000;

(w) (i) that certain Intercompany Note, dated October 15, 2018, made by the Irish Newco Subsidiary payable to Emergent International Inc., a Delaware corporation (“Emergent International”), in the amount $**, (ii) that certain Amended and Restated Intercompany Loan Agreement, dated June 25, 2019, made by the Irish Newco Subsidiary payable to Emergent International in the amount $** and (iii) that certain Intercompany Note, dated December 18, 2018, made by Emergent Operations Ireland Limited (f/k/a Adapt Pharma Operations Limited), a limited liability company organized under the laws of Ireland with company number 535173, payable to the Irish Newco Subsidiary in the amount of $** (collectively, the “Irish Newco/Adapt Intercompany Loan);

(x) Indebtedness of the Credit Parties under the 2028 Senior Notes in an aggregate outstanding principal amount not to exceed $450,000,000 at any time and any refinancings, refundings, renewals or extensions thereof; provided that (i) [reserved], (ii) no obligors, other than any direct or any contingent obligor with respect to such Indebtedness or any obligor that would have been required to become an obligor with respect to the Indebtedness being refinanced, refunded, renewed or extended, shall be an obligor under such refinancing, refunding, renewal or extension, (iii) the final maturity date of such refinancing, refunding, renewal or extension, at the time of incurrence thereof, shall not be prior to the date that is one hundred eighty (180) days after the Term Loan Maturity Date, as applicable, (iv) the Weighted Average Life to Maturity of such refinancing, refunding, renewal or extension, at the time of incurrence thereof, shall be equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, (v) such refinancing, refunding, renewal or extension shall not be provided by any Credit Party or any Subsidiary of a Credit Party, (vi) the material terms (other than fees, interest rate, rate floors, premiums, optional prepayment, redemption provisions and conversion price), taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness are not more restrictive (as determined by the Borrower in good faith) in any material respect to the Credit Parties than the terms of any agreement or instrument governing the Indebtedness, taken as a whole, being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then-applicable market interest rate, as determined by the Borrower in good faith, and (vii) such Indebtedness may not be provided by the Borrower or any Subsidiary of the Borrower; and

(y) that certain Intercompany Loan Agreement, dated October 15, 2018, by Emergent International payable to the Borrower in the principal amount of $** (the “EI/Adapt Intercompany Loan”).

In the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (s), (u) and (x) above, the Borrower may select which such category shall apply to such Indebtedness and may, in its sole discretion, divide and reallocate the Indebtedness among multiple available categories pursuant to more than one of the above clauses.

SECTION 9.4 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to statutory division), except that:

(a) any Subsidiary may merge or amalgamate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Credit Party (other than the Borrower) is merging or amalgamating with another Subsidiary, such Credit Party shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Credit Party;

(c) any Non-Guarantor Subsidiary may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) a Non-Guarantor Subsidiary that is a Wholly-Owned Subsidiary, (ii) solely in the case of any disposition by a non-Wholly-Owned Subsidiary of its assets, such disposition may be made ratably according to the respective holdings of each Person that owns the Equity Interest in such Subsidiary, or (iii) to a Credit Party;

(d) in connection with any Acquisition permitted under Section 9.2, any Subsidiary of the Borrower may merge into or amalgamate, arrange or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger, amalgamation, arrangement or consolidation shall be a Subsidiary of the Borrower (with the Borrower owning, directly or indirectly, the same proportionate share of the Person surviving such merger, amalgamation, arrangement or consolidation as the existing Subsidiary of the Borrower that is party to such merger, amalgamation, arrangement or consolidation) and (ii) in the case of any such merger, amalgamation, arrangement or consolidation to which any Credit Party (other than the Borrower) is a party, such Credit Party is the surviving Person;

(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that in each case, immediately after giving effect thereto (i) in the case of any such merger, amalgamation, arrangement or consolidation to which the Borrower is a party, the Borrower is the survivor and (ii) in the case of any such merger, amalgamation, arrangement or consolidation to which any Credit Party (other than the Borrower) is a party, such Credit Party is the survivor;

(f) any Subsidiary that has Disposed of all or substantially all of its assets in accordance with Section 9.4(b) or (c) or has substantially no assets may be dissolved;

(g) any Immaterial Subsidiaries may merge, amalgamate, dissolve, liquidate, consolidate with or into the Borrower or any Domestic Subsidiary, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of the Borrower or any Domestic Subsidiary; and

(h) Dispositions permitted by Section 9.5 (other than Section 9.5(e)).

SECTION 9.5 Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to a Wholly-Owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions permitted by Section 9.4 (other than Section 9.4(h)) and any Disposition constituting a Restricted Payment permitted under Section 9.6;

(f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business;

(g) Dispositions (including, without limitation, Dispositions of Intellectual Property) by the Borrower and its Subsidiaries; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (ii) the Disposition is to an unaffiliated third party on an arms’-length basis for fair market value (as reasonably determined by the Borrower in good faith), and (iii) at least 75% of the consideration of such Disposition shall be in the form of cash or Cash Equivalents.

(h) Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements (including, without limitation, any puts, calls or deadlock buyouts) between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i) Dispositions that give rise to the receipt by the Borrower or any of its Subsidiaries of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property;

(j) the issuance or sale of any Equity Interests of a Subsidiary of the Borrower to qualified directors if required by Applicable Law;

(k) the abandonment, cancellation, lapse, expiration or other Disposition of Intellectual Property (other than Material Intellectual Property) in the ordinary course of business, to the extent that such Intellectual Property (i) is not economically practicable or commercially reasonable to maintain under the circumstances or (ii) is not material to the conduct of the business of the Borrower or any of its Subsidiaries as currently conducted or as reasonably expected to be conducted, or otherwise of material value;

(l) Dispositions of accounts receivable (other than any account receivable arising under a Material Contract) in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;

(m) leases, subleases, licenses or sublicenses with respect to any real or personal property (other than Intellectual Property) which do not materially interfere with the business of the Borrower or any of its Subsidiaries, taken as a whole, including leases of real property;

(n) the unwinding of any Hedge Agreement;

(o) sale of non-core assets acquired in connection with a Permitted Acquisition which, within six (6) months after the date of such Permitted Acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Subsidiaries, provided, that, at least 75% of the consideration of such Disposition shall be in the form of cash or Cash Equivalents; and

(p) the Specified Permitted Dispositions.

provided, however, that any Disposition pursuant to this Section 9.5 (other than pursuant to subsections (a), (d), (e), (h), (i), (j), (k) and (l) above) shall be for fair market value (in the Borrower’s good faith determination).

SECTION 9.6 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Qualified Equity Interests of such Person (including in connection with any stock split, combination or reclassification of common stock or other Qualified Equity Interests of such Person);

(c) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may purchase, redeem or otherwise acquire its common Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments (including, without limitation, any purchase, redemption or other acquisition of the Borrower’s common Equity Interests pursuant to stock purchase programs entered into by the Borrower from time to time); provided that the aggregate amount of Restricted Payments made pursuant to this Section 9.6(d) (or, to the extent utilized for payments on Subject Indebtedness, pursuant to Section 9.14(b)) shall not exceed $10,000,000 per Fiscal Year;

(e) for the avoidance of doubt, the Borrower may issue and sell its common Equity Interests or any warrants or options with respect thereto pursuant to any executive compensation or stock option plan;

(f) for the avoidance of doubt, the Borrower may issue and sell its Equity Interests to the extent constituting Qualified Equity Interests;

(g) to the extent constituting a Restricted Payment, the Borrower may make cash payments to any holder of the Convertible Senior Notes in lieu of delivering fractional shares of Qualified Equity Interests of the Borrower to such holder in connection with a conversion of the Convertible Senior Notes into Equity Interests at the election of such holder pursuant to the terms of the Convertible Senior Notes Indenture;

(h) to the extent constituting a Restricted Payment, the Borrower may make cash payments in lieu of delivering fractional shares of stock of the Borrower in connection with (i) any dividend, split or combination of its stock or stock equivalents or any Permitted Acquisition (or similar permitted Investment) or (ii) the exercise of warrants, options or other securities convertible into or exchangeable for the stock of the Borrower;

(i) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may repurchase its stock or stock equivalents held by any present or former officer, director or employee (or their respective Affiliates, estates or immediate family members) of the Borrower and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, or pursuant to, management and/or employee stock plans, stock subscription agreements or shareholder agreements or any other management or employee benefit plans or agreements in an aggregate amount not to exceed $2,500,000 in any Fiscal Year; provided that the Borrower may carry-over any unused amounts in any Fiscal Year to succeeding Fiscal Years; provided, further, after giving effect to any such amounts carried over, not than not more $5,000,000 of repurchases under this clause (i) may be made in any Fiscal Year;

(j) the Borrower may convert any Indebtedness or other Equity Interests into common stock of the Borrower from time to time;

(k) the Borrower may make additional Restricted Payments not otherwise permitted pursuant to this Section; provided, that, immediately before and immediately after giving pro forma effect to the making of any such Restricted Payment (and any Indebtedness incurred in connection therewith) (i) no Event of Default shall have occurred and (ii) the Consolidated Gross Leverage Ratio is less than 3.25 to 1.00 as of the last day of the most recently ended Measurement Period for which financial statements have been (or are required to have been) delivered pursuant to Sections 8.1(b) or (c); provided, further, that Restricted Payments made in reliance on this section (k), together with Investments made in reliance on Section 9.2(l) and payments of Subject Indebtedness made in reliance on Section 9.14(a) shall not exceed the Shared Cap at any time; and

(l) the Borrower may make additional Restricted Payments in connection with the cash redemption of the Warrants pursuant to the terms thereof.

SECTION 9.7 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

SECTION 9.8 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Credit Parties, (b) employment and severance arrangements between the Borrower or any Subsidiary and their respective officers and employees in the ordinary course of business and transactions pursuant to any management and/or employee stock plans, stock subscription agreements or shareholder agreements or any other management or employee benefit plans or agreements, (c) any transactions permitted under Sections 9.2, 9.3, 9.4, 9.5 and 9.6 of this Agreement, (d) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired in connection with a Permitted Acquisition; provided such agreement was not entered into in connection with such Permitted Acquisition, and (e) any payment of director, officer and employee compensation and other benefits and indemnification arrangements.

SECTION 9.9 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability of any Subsidiary to make any dividend or other distribution with respect to its capital stock or other Equity Interest or to make or pay loans or advances to the Borrower or any Subsidiary, (b) limits the ability of any Domestic Subsidiary to Guarantee the Secured Obligations, (c) limits the ability of the Borrower or any Domestic Subsidiary to create, incur, assume or suffer to exist Liens on property (including, without limitation, any Intellectual Property or real property owned by the Borrower or any Domestic Subsidiary) of such Person to secure the Secured Obligations or (d) requires the grant of a Lien to secure an obligation of the Borrower or any of its Subsidiaries if a Lien is granted to secure the Secured Obligations, in each case except for (i) any agreement in effect on the date hereof and set forth on Schedule 9.9 (or any extensions or renewals of, or any refinancings, replacements, amendments or modifications thereof that do not expand the scope of the limitation in any material respect), (ii) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 9.3(f), solely the extent any such negative pledge relates to the property financed by or subject of such Indebtedness, (iii) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (iv) any agreement relating to the sale of a Subsidiary, which provides for customary restrictions or conditions pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) any customary restrictions and conditions in any agreement relating to any transaction or sale permitted under Section 9.4 or Section 9.5 pending the consummation of such transaction or sale, (vi) customary provisions in leases, licenses and other contracts restricting the assignment thereof, (vii) customary provisions in any joint venture agreement or similar agreements applicable to joint ventures to the extent permitted under this Agreement, (viii) restrictions on cash and other deposits imposed by customers under contracts entered into in the ordinary course of business, (ix) such limitations imposed by Applicable Law or (x) in connection with incurrence of Indebtedness permitted by Section 9.3.

SECTION 9.10 Use of Proceeds. Use the proceeds of any Extension of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in violation of Applicable Law or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in violation of Applicable Law.

SECTION 9.11 Financial Covenants.

(a) Consolidated Gross Leverage Ratio. Beginning with the first full fiscal quarter ending December 31, 2025, permit the Consolidated Gross Leverage Ratio as of the last day of any Measurement Period of the Borrower to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio
Fiscal quarter ending December 31, 2025	5.10:1.00
Fiscal quarter ending March 30, 2026	5.00:1.00
Fiscal quarter ending June 30, 2026	4.40:1.00
Fiscal quarter ending September 30, 2026	4.15:1.00
Fiscal quarter ending December 31, 2026, and thereafter	4.00:1.00

(b) Minimum Liquidity. Permit Liquidity to be less than $75,000,000 commencing on September 30, 2024 and as of the last Business Day of each two-week period thereafter.

SECTION 9.12 Amendments to Organization Documents. Amend any of its Organization Documents in a manner materially adverse to the interests of the Lenders.

SECTION 9.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP or the SEC, or (b) fiscal year.

SECTION 9.14 Payments, Etc. of Indebtedness. Prepay, redeem, purchase, replace, refinance defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms (if any) of, any Subject Indebtedness permitted under Section 9.3, except:

(a) the Borrower may make payments on Subject Indebtedness; provided, that, immediately before and immediately after giving pro forma effect to the making of any such payment (and any Indebtedness incurred in connection therewith) (i) no Event of Default shall have occurred and be continuing and (ii) the Consolidated Gross Leverage Ratio is less than 3.25 to 1.00 as of the last day of the most recently ended Measurement Period for which financial statements have been (or were required to have been) delivered pursuant to Sections 8.1(b) or (c); provided, that, that payments on Subject Indebtedness made in reliance on this section (a), together with Investments made in reliance on Section 9.2(l) and Restricted Payments made in reliance on Section 9.6(k) shall not exceed the Shared Cap at any time;

(b) the Borrower may make payments of Subject Indebtedness in lieu of Restricted Payments that otherwise would be permitted under Section 9.6(d) provided, that such payments shall reduce the amount otherwise available for Restricted Payments on a dollar for dollar basis under Section 9.6(d);

(c) the Borrower may deliver Qualified Equity Interests of the Borrower to any holder of the 2028 Senior Notes in connection with a conversion of such Indebtedness into Equity Interests of the Borrower;

(d) the Borrower and its Subsidiaries may make scheduled payments of interest, expenses and indemnities in respect of Subject Indebtedness to the extent not prohibited by any subordination provisions applicable thereto;

(e) the Borrower and any of its Subsidiaries may make any payments of any Subject Indebtedness in connection with a Permitted Refinancing; and

(f) the Borrower and any of its Subsidiaries may make any payments of any Subject Indebtedness in the minimum amount necessary to ensure that such Subject Indebtedness shall not constitute an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code or any successor provision.

SECTION 9.15 Amendments, Etc. of Indebtedness. Amend, modify or change in any manner any term or condition of any Subject Indebtedness in any manner materially adverse to the interest of the Administrative Agent and the Lenders.

SECTION 9.16 Use of Proceeds. Directly or indirectly, use the proceeds of any Extension of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except, in each case, to the extent licensed or otherwise approved or not prohibited by the applicable authority imposing such Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 9.17 Special Covenant Regarding Material Intellectual Property. Notwithstanding anything herein to the contrary, (a), the Borrower shall not permit any Person that is not a Credit Party to own, or hold exclusive rights in, any Material Intellectual Property and (b) no Credit Party may transfer (by means of Investment, Disposition, Restricted Payment or otherwise) any Material Intellectual Property to any other Subsidiary that is not a Credit Party; provided, that, for the avoidance of doubt, this Section 9.17 shall not restrict the Borrower or the other Credit Parties from (x) licensing Intellectual Property on a non-exclusive basis to any Subsidiary that is not a Credit Party to the extent not otherwise prohibited herein or (y) transferring or licensing Intellectual Property as part of a bona fide sale to a third party to the extent expressly permitted hereunder.

SECTION 9.18 Canadian Pension Plans. No Credit Party will sponsor, administer, contribute to, participate in, or assume any liabilities (actual, contingent or otherwise) under or in respect of any Canadian Pension Plan that contains a “defined benefit provision” as defined in subsection 147.1(1) of the ITA.

ARTICLE X

DEFAULT AND REMEDIES

SECTION 10.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 8.2(a), 8.3(a), 8.5(a) (with respect to the Credit Parties only), 8.18, 8.21 or Article IX; or

(c) Other Defaults. Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied or unwaived for thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein or in any other Loan Document, or in any certificate furnished by it at any time under or in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect if such representation and warranty is qualified by materiality or Material Adverse Effect) on or as of the date made or deemed made; or

(e) Cross-Default. Any Credit Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), beyond any applicable grace periods, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that any such failure set forth in clauses (A) or clause (B) remains unremedied and is not waived by the Required Lenders or acceleration of the Loans pursuant to Section 10.2; or

(f) Insolvency Proceedings, Etc. Any Credit Party or any of its Subsidiaries (other than any Immaterial Subsidiary that is not a Credit Party) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, examiner, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, examiner, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Credit Party or any Subsidiary thereof (other than any Immaterial Subsidiary that is not a Credit Party) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(h) Judgments. There is entered against any Credit Party or any Subsidiary thereof (other than an Immaterial Subsidiary that is not a Credit Party) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations and the termination of the Commitments, ceases to be in full force and effect; or any Credit Party expressly contests the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control;

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 6.1 or 8.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on any material portion of the Collateral purported to be covered thereby; or

(m) Subordination. The subordination provisions of the documents evidencing or governing any Subject Indebtedness, if any, shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subject Indebtedness.

SECTION 10.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Acceleration; Termination of Credit Facility. Declare the principal of and interest on the Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(f) or (g), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) [Reserved].

(c) General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) [reserved], (iii) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall, be applied by the Administrative Agent as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Third payable to them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

SECTION 10.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Credit Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, examiner, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5.3 and 12.3.

SECTION 10.6 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, exercisable at the direction of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, the PPSA, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, the CCAA, including Section 36 of the CCAA, the BIA, including Section 65.13 of the BIA, pursuant to an order of any court of competent jurisdiction supervising an insolvency proceeding or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.2.

(b) Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC or PPSA sales or other similar dispositions of Collateral.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints, designates and authorizes OHA Agency to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and their respective Related Parties, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents (or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Articles XI and XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 11.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

SECTION 11.3 Exculpatory Provisions.

(a) The Administrative Agent and its Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its respective Related Parties:

(i) shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii) shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent or its Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement;

(iv) shall not be required to account to any Lender for any sum or profit received by the Administrative Agent for its own account.

(b) The Administrative Agent and its respective Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower or a Lender.

(c) The Administrative Agent and its respective Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 11.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 11.9. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or that is to be acceptable or satisfactory to such Lender.

SECTION 11.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 11.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent, not to be unreasonably withheld or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including, without limitation, any actions taken with respect to acting as collateral agent or otherwise holding any Collateral on behalf of any of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.

SECTION 11.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent or any of its respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent or any of its Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent or any of its Related Parties to any Lender, or any other Secured Party as to any matter, including whether the Administrative Agent or any of its Related

Parties have disclosed material information in their (or its respective Related Parties’) possession. Each Lender expressly acknowledges, represents and warrants to the Administrative Agent that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 11.7.

SECTION 11.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.

SECTION 11.9 Collateral and Guaranty Matters.

(a) Each of the Lenders irrevocably agree:

(i) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically and immediately released as to any property that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition expressly permitted under the Loan Documents to an unaffiliated third party, as certified by the Borrower;

(ii) that any Guarantor shall be automatically and immediately released from its obligations under any Loan Documents if such Person (A) ceases to be a Subsidiary as a result of a transaction expressly permitted under the Loan Documents, as certified by the Borrower, or (B) is designated as, and qualifies to become, an Immaterial Subsidiary; provided, that, any release of Guarantors comprising all or substantially all of the credit support for the Secured Obligations shall be subject to Section 12.2(g); provided, further, that no Guarantor shall be automatically released from its obligations under the Loan Documents by becoming a Subsidiary of a CFC unless such Guarantor becomes a Subsidiary of a CFC in a transaction or series or transactions that are (x) entered into for a bona fide business purpose and (ii) not primarily for the purpose of releasing such Person from its obligations under the Loan Documents;

(iii) that the Administrative Agent is authorized, at its option and in its discretion, to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document upon (A) the payment in full of all Secured Obligations (other than contingent indemnification obligations), or (B) if approved, authorized or ratified in writing in accordance with Section 12.2; provided that any release of all or substantially all of the Collateral shall be subject to Section 12.2(h); and

(iv) that the Administrative Agent is authorized, at the direction of the Required Lenders, to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Sections 9.1(i) or (u); provided that any subordination which would have the effect of releasing all or substantially all of the Collateral shall be subject to Section 12.2(h).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.9. In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.9 as certified by the Borrower. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a Disposition permitted pursuant to Section 9.5 to a Person other than a Credit Party, the Liens created by any of the Collateral Documents on such property shall be automatically released without need for further action by any person.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 11.10 [Reserved].

SECTION 11.11 Erroneous Payments.

(a) Each Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in Same Day Funds, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 12.9 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Nothing in this Section 11.11 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:     Emergent BioSolutions Inc.

300 Professional Drive

Gaithersburg, Maryland 20879

Attention of: Chief Financial Officer

Telephone No.: ***

Facsimile No.: ***

E-mail: ***

and

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention of: Vynessa Nemunaitis

Telephone No.: ***

Facsimile No.: ***

Email: ***

If to OHA Agency as Administrative Agent

OHA Agency LLC

1 Vanderbilt Avenue, 16th Floor

New York, NY 10017

Re: Emergent Biosolutions

Attn: ***

***

With copies to:

If to any Lender:

To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II or III if such Lender has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

(d) Change of Address, Etc. Each of the Borrower or the Administrative Agent may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(e) Platform.

(i) Each Credit Party and each Lender agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Lenders by posting the Borrower Materials on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent and its Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Borrower, each Lender party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 12.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document (including Section 5.8(c)), any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing and approved by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(b) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d) change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(e) except as otherwise permitted by this Section 12.2 change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(f) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender;

(g) release (i) all of the Guarantors or (ii) Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from any Guaranty Agreement, in each case without the written consent of each Lender;

(h) release or subordinate all or substantially all of the Collateral or release or subordinate any Collateral Document (or any Lien created thereby) which would have the effect of releasing all or substantially all of the Collateral without the written consent of each Lender (other than, in the case of subordination of the Collateral or the Collateral Documents (or any Lien created thereby), in connection with any debtor-in-possession or equivalent financing in a bankruptcy or other insolvency proceeding or the use of Collateral in an insolvency proceeding) without the consent of each Lender;

(i) modify the definition of “Permitted Refinancing” or Sections 9.3(x)(vii), 9.17 or 11.9(a)(ii) without the consent of each Lender; or

(j) subordinate in right of payment or amend the priority of payment in an adverse manner any of the Obligations without the written consent of each Lender (other than in connection with any debtor-in-possession or equivalent financing in a bankruptcy or other insolvency proceeding); or

(k) waive, extend or postpone any date for any mandatory principal prepayments under Section 4.4(b) without the written consent of the Required Lenders;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 5.3(b), Section 12.1(e), Section 12.20 or Article XI hereof; (ii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision and (iii) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 5.8(c) in accordance with the terms of Section 5.8(c). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

SECTION 12.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and each other Credit Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent and, if reasonably necessary, a single local counsel for the Administrative Agent in each relevant jurisdiction), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), in each case, with respect to amounts incurred on or prior to the Closing Date, and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of one primary counsel for the Administrative Agent or any Lender and, if reasonably necessary, a single local counsel in each relevant jurisdiction (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of one primary counsel for all Indemnitees and, if reasonably necessary, a single local counsel in each relevant jurisdiction (unless there is an actual or perceived conflict of interest in which case each such Indemnitee may retain its own counsel)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable out-of-pocket attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) arise out of a dispute that is solely between Lenders in their capacities as Lenders (and not in any Lender’s capacity as Administrative Agent) and not arising out of any act or omission of any Credit Party or any Subsidiary or Affiliate thereof. This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender). The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 12.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates (with the consent of or at the direction of the Required Lenders) is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agreed to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section, if at any time any Lender or any of its respective Affiliates maintains one or more deposit accounts for the Borrower or any other Credit Party into which Medicare or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

SECTION 12.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver, examiner or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender severally agrees to pay to the Administrative Agent upon demand its applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such demand to the date such payment is made to the Administrative Agent.

SECTION 12.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 12.9 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. The aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, if less, then the remaining amount of the assigning Lender’s Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day; provided further that in the case of an assignment to a Lender, an Affiliate or affiliated entity of a Lender or an Approved Fund, no minimum amount need be assigned;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the any unfunded Term Loan Commitments if such assignment is to a Person that is not a Lender with a Term Loan Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all information and documentation required under applicable Anti-Money Laundering Laws including, without limitation, any applicable “know your customer” rules and regulations and the PATRIOT Act.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (B) the Borrower or any of the Borrower’s respective Subsidiaries or Affiliates or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s respective Subsidiaries or Affiliates, which shall be null and void).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or the Borrower or any of the Borrower’s respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.2(b), (c), (d) or (e) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11

(subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 and Section 12.4 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

SECTION 12.10 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, the Administrative Agent or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, and in each case, their respective financing sources or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and their respective obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility; (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, or (k) to the extent that such information is independently developed by such Person, or (l) for purposes of establishing a “due diligence” defense. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.11 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 12.12 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 12.13 Survival.

(a) All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.14 Titles and Captions. Titles and captions of Articles, Sections and subSections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.15 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).

SECTION 12.16 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the

Uniform Electronic Transactions Act or any other relevant and applicable electronic signatures law. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 12.17 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.18 USA PATRIOT Act; Anti-Money Laundering Laws.

(a) The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.

(b) Each Credit Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assign or participant of a Lender or the Administrative Agent, in order to comply with any applicable Anti-Money Laundering Laws, whether now or hereafter in existence. If the Administrative Agent has ascertained the identity of each Credit Party or any authorized signatories of each Credit Party for the purposes of applicable Anti-Money Laundering Laws, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable Anti-Money Laundering Laws; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c) Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of each Credit Party or any authorized signatories of each Credit Party on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from each Credit Party or any such authorized signatory in doing so.

SECTION 12.19 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.

SECTION 12.20 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or Tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and Tax advisors to the extent they have deemed appropriate.

(b) Each Credit Party acknowledges and agrees that each Lender and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender or Affiliate thereof were not a Lender or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Borrower or any Affiliate of the foregoing. Each Lender and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Borrower or any Affiliate of the foregoing.

SECTION 12.21 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 12.22 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of Dollars so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 12.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 12.24 [Reserved].

SECTION 12.25 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 12.26 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EMERGENT BIOSOLUTIONS INC.

By:	/s/ Richard S. Lindahl
Name:	Richard S. Lindahl
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OHA AGENCY LLC
By: Oak Hill Advisors, L.P., its managing member

By:	/s/ Gregory S. Rubin
Name:	Gregory S. Rubin
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OHA CA Customized Credit Fund, L.P. - OHA Senior Private Lending Fund (CA 3)

By:	OHA CA Customized Credit GenPar, LLP, its general partner

By:	TRP/OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OHA CA Customized Credit Fund, L.P. - OHA Senior Private Lending Fund (CA 5)

By:	OHA CA Customized Credit GenPar, LLP, its general partner

By:	TRP/OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OHA Credit Cadenza Fund, L.P.

By:	OHA Credit Cadenza GenPar, LLP, its general partner

By:	TRP/OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OHA CA Customized Credit Fund, L.P. - OHA Credit Solutions Fund II (CA Parallel)

By:	OHA CA Customized Credit GenPar, LLP, its general partner

By:	TRP/OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OHA CREDIT SOLUTIONS II MASTER FUND A SPV, L.P.

By:	Oak Hill Advisors, L.P., as Portfolio Manager

By:	/s/ Alexis Atteslis
Name: Alexis Atteslis
Title: Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OHA Enhanced Credit Strategies Master Fund, L.P.

By:	OHA Enhanced Credit Strategies GenPar, LLP, its general partner

By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OHA Falcon Fund, L.P.

By:	OHA Falcon Fund GenPar, LLP, as General Partner

By:	TRP/OHA Global PE GenPar, LLC, as Managing Partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Future Fund Investment Company No.2 Pty Ltd

By:	Oak Hill Advisors, L.P., as Investment Manager

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Indiana Public Retirement System

By:	Oak Hill Advisors, L.P., as Investment Manager

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OHA Centre Street Partnership, L.P.

By:	OHA Centre Street GenPar, LLC, its general partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OHA Delaware Customized Credit Fund Holdings, L.P.

By:	OHA Delaware Customized Credit Fund GenPar, LLP, its general partner

By:	OHA Global GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OHA Dynamic Credit ORCA Fund, L.P.

By:	OHA Dynamic Credit ORCA GenPar, LLP, its general partner

By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Illinois State Board of Investment

By:	Oak Hill Advisors, L.P., as Investment Manager

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OHA SA CUSTOMIZED CREDIT FUND, L.P.

By:	OHA SA Customized Credit GenPar, LLP, its general partner

By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

OHA Tactical Investment Fund, L.P.

By:	OHA Tactical Investment GenPar, LLP, its general partner

By:	OHA Global PE GenPar, LLC, its managing partner

By:	/s/ Gregory S. Rubin
Name: Gregory S. Rubin
Title: Authorized Signatory

[Signature Page to Credit Agreement]